The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155995

Subject to Completion
Preliminary Prospectus Supplement dated August 4, 2010

PROSPECTUS SUPPLEMENT
(To prospectus dated December 19, 2008)

4,000,000 Shares

Molina Healthcare, Inc.
Common Stock

We are selling 4,000,000 shares of common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “MOH.” The last sale price of our common stock as reported on the New York Stock Exchange on August 3, 2010 was $31.04 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-9 of this prospectus supplement.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to 250,000 shares of common stock from the selling stockholder and up to an additional 350,000 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about August   , 2010.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

Co-Managers

UBS Investment Bank
Mitsubishi UFJ Securities
Stifel Nicolaus Weisel

The date of this prospectus supplement is August   , 2010.

Prospectus Supplement

Prospectus

You should read this document together with additional information described in this prospectus supplement under the heading “Where You Can Find More Information.” You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control.

Unless the context otherwise requires, the terms the “Company,” “we,” “us,” “our,” or similar terms and “Molina” refer to Molina Healthcare, Inc., together with its consolidated subsidiaries.

This document may only be used where it is legal to sell the shares of common stock. Certain jurisdictions may restrict the distribution of this document and the offering of the shares of common stock. We require persons receiving this document to inform themselves about and to observe any such restrictions. We have not taken any action that would permit an offering of the shares of common stock or the distribution of these documents in any jurisdiction that requires such action.

MARKET AND INDUSTRY DATA

Throughout this prospectus, we rely on and refer to information and statistics regarding the healthcare industry. We obtained this information and these statistics from various third-party sources, discussions with state regulators, and our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them and cannot guarantee their accuracy or completeness.

S-ii

PROSPECTUS SUMMARY

This summary contains basic information about us, our common stock and this offering. Because this is a summary, it does not contain all of the information you should consider before investing in our common stock. You should carefully review this summary together with the more detailed information and financial statements and notes thereto contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. To fully understand this offering, you should read all of these documents.

Overview

Our business is comprised of our health plan segment, consisting of licensed health maintenance organizations serving Medicaid populations in nine states, and our Molina Medicaid Solutionssm segment, which provides design, development, implementation, and business processing solutions to an additional five states. We provide a comprehensive array of quality, cost-effective solutions to meet the needs of both state Medicaid agencies and those eligible for Medicaid, Medicare, and other government-sponsored programs for low-income families and individuals. Dr. C. David Molina founded our company in 1980 as a provider organization serving the Medicaid population in Southern California, and today we remain a provider-focused company led by his son, Dr. J. Mario Molina.

Our health plan segment operates Medicaid managed care plans in the states of California, Florida, Michigan, Missouri, New Mexico, Ohio, Texas, Utah, and Washington that serve approximately 1,498,000 members. In July 2010, we entered into an agreement to acquire a provider of Medicaid managed care services in Wisconsin. In addition to contracting with large, diversified provider networks at all of our health plans, we operate 17 primary care community clinics in California and a behavioral health clinic in Washington, and we manage three county-owned primary care community clinics under a contract with Fairfax County, Virginia.

Our health plan segment derives its revenue, in the form of premiums, chiefly from Medicaid contracts with the states in which our health plans operate. The majority of medical costs associated with premium revenues are risk-based costs; while the health plans receive fixed per member per month premium payments from the states, the health plans are at risk for the costs associated with their members’ health care. Our health plan segment operates in a highly regulated environment with stringent minimum capitalization requirements which limit the ability of our health plan subsidiaries to pay dividends to us.

Our Molina Medicaid Solutions segment provides design, development, implementation, and business process outsourcing solutions to state governments for their Medicaid Management Information Systems, or MMIS, a core tool used to support the administration of state Medicaid and other health care entitlement programs. Our Molina Medicaid Solutions segment, which we acquired from Unisys Corporation on May 1, 2010 for approximately $131 million, employs approximately 1,000 people and currently holds MMIS contracts with the states of Idaho, Louisiana, Maine, New Jersey, and West Virginia, as well as a contract to provide drug rebate administration services for the Florida Medicaid program. We added the Molina Medicaid Solutions segment to our business to expand our product offerings to include support of state Medicaid agency administrative needs; to reduce the variability in our earnings resulting from fluctuations in medical care costs; to improve our operating profit margin percentages; and to improve our cash flow as a result of adding a business for which there are no restrictions on dividend payments.

From a strategic perspective, we believe our two business segments allow us to participate in an expanding sector of the economy and continue our mission of serving low-income families and individuals eligible for government-sponsored health care programs. Operationally, our two business segments share a common systems platform, which allows for economies of scale, and common experience in meeting the needs of state Medicaid programs. We also believe that we have opportunities to market various cost containment and quality practices used by our health plans (such as care management and care coordination programs) to state MMIS customers with a desire to incorporate certain aspects of managed care programs into their own fee-for-service programs.

Our Industry

The Medicaid program is an entitlement program funded jointly by the federal and state governments and administered by the states that provides health care benefits to low-income families and individuals. In addition, the Children’s Health Insurance Program, or CHIP, is a joint federal and state matching program that provides health care coverage to children whose families earn too much to qualify for Medicaid coverage. States have the option of administering CHIP through their Medicaid programs. The federal government pays a portion of the costs that states incur to provide services to Medicaid enrollees based on the “federal medical assistance percentage,” or FMAP. Certain increases to FMAP that were enacted under the American Recovery and Reinvestment Act of 2009, or ARRA, are set to expire as of December 31, 2010. There have been several unsuccessful attempts in Congress to pass an extension of the temporary FMAP increases enacted under ARRA, and there is no way to predict whether Congress will pass such an extension.

As a result of recently enacted health care reform legislation (the Patient Protection and Affordable Care Act), the Medicaid population is expected to grow from approximately 59 million people today to 75 million people by 2019. Over that same period, total Medicaid expenditures are expected to grow from approximately $434 billion to approximately $978 billion.

Each state establishes its own eligibility standards, benefit packages, payment rates, and program administration within broad federal statutory and regulatory guidelines. Every state Medicaid program must balance many potentially competing demands, including the need for quality care, adequate provider access, and cost-effectiveness. In an effort to improve quality and provide more uniform and more cost-effective care, many states have implemented Medicaid managed care programs. These programs seek to improve access to coordinated health care services, including preventive care, and to control health care costs. Under Medicaid managed care programs, a health plan receives capitation payments from the state. The health plan, in turn, arranges for the provision of health care services by contracting with a network of medical providers. The health plan implements care management and care coordination programs that seek to improve both care access and care quality, while controlling costs more effectively.

While many states have embraced Medicaid managed care programs, others continue to operate traditional fee-for-service programs to serve all or part of their Medicaid populations. Under fee-for-service Medicaid programs, health care services are made available to beneficiaries as they seek that care, without the benefit of a coordinated effort to maintain and improve their health. As a consequence, treatment is often postponed until medical conditions become more severe, leading to higher costs and more unfavorable outcomes. Additionally, providers paid on a fee-for-service basis are compensated based upon services they perform, rather than health outcomes, and therefore lack incentives to coordinate preventive care, monitor utilization, and control costs.

Because Medicaid is a state-administered program, every state must have mechanisms, procedures and policies in place to perform a large number of crucial functions, including the determination of eligibility and the reimbursement of medical providers for services provided. This requirement exists regardless of whether a state has adopted a fee-for-service or a managed care delivery model. MMIS are used by states to support these administrative activities. The federal government typically reimburses the states for 90% of the costs incurred in the design, development, and implementation of an MMIS and for 50% of the costs incurred in operating an MMIS. Although a small number of states build and operate their own MMIS, a far more typical practice is for states to sub-contract the design, development, implementation, and operation of their MMIS to private parties. Through our Molina Medicaid Solutions segment, we now actively participate in this market.

In certain instances, states have elected to provide medical benefits to individuals and families who are not served by Medicaid. In New Mexico and Washington, our health plan segment participates in programs that are administered in a manner similar to Medicaid and CHIP, but without federal matching funds. Our health plan segment also serves approximately 20,000 low-income Medicare beneficiaries in Medicare Advantage plans that we operate in California, Florida, Michigan, New Mexico, Ohio, Texas, Utah, and Washington.

Our Strengths

We focus on serving low-income families and individuals who receive health care benefits through government-sponsored programs within a managed care model. Additionally, we support state Medicaid agencies by providing them with comprehensive solutions to their MMIS development and operating needs. Our approach to our business is based on the following strengths:

Comprehensive Medicaid Services.  We offer a complete suite of Medicaid services, ranging from state-level MMIS administration through our Molina Medicaid Solutions segment to quality care, disease management, and cost management through our health plan segment to the direct delivery of health care services at our clinics. We have the ability to draw upon our experience and expertise in each of these areas to enhance the quality of the services we offer in the others.

Flexible Service Delivery Systems.  Our health plan care delivery systems are diverse and readily adaptable to different markets and changing conditions. We arrange health care services with a variety of providers, including independent physicians and medical groups, hospitals, ancillary providers, and our own clinics. Our systems support multiple types of contract models. Our provider networks are well-suited, based on medical specialty, member proximity, and cultural sensitivity, to provide services to our members. Our Molina Medicaid Solutions platform is based upon commercial off-the-shelf technology. As a result, we believe that our Molina Medicaid Solutions platform has the flexibility to meet a wide variety of state Medicaid administrative needs in a timely and cost-effective manner.

Proven Expansion and Acquisition Capability.  We have successfully replicated the business model of our health plan segment through the acquisition of health plans, the start-up development of new operations, and the transition of members from other health plans. The successful acquisition of our New Mexico and Missouri health plans demonstrated our ability to expand into new states. The establishment of our health plans in Utah, Ohio, Texas, and Florida reflects our ability to replicate our business model on a start-up basis in new states, while contract acquisitions in California, Michigan, and Washington have demonstrated our ability to expand our operations within states in which we were already operating.

Administrative Efficiency.  We have centralized and standardized various functions and practices to increase administrative efficiency. The steps we have taken include centralizing claims processing and information services onto a single platform. We have standardized medical management programs, pharmacy benefits management contracts, and health education programs. In addition, we have designed our administrative and operational infrastructure to be scalable for cost-effective expansion into new and existing markets.

Recognition for Quality of Care.  The National Committee for Quality Assurance, or NCQA, has accredited seven of our nine Medicaid managed care plans. Our Florida health plan has not been operating long enough to receive NCQA accreditation and our Missouri health plan is currently seeking NCQA accreditation. We believe that these objective measures of the quality of the services that we provide will become increasingly important to state Medicaid agencies.

Experience and Expertise.  Since the founding of our company in 1980 to serve the Medicaid population in Southern California through a small network of primary care clinics, we have increased our membership to almost 1.5 million members, expanded our health plan segment to nine states (not including

Wisconsin, where an acquisition is pending), and added our Molina Medicaid Solutions segment. Our experience over the last 30 years has allowed us to develop strong relationships with the constituents whom we serve, establish significant expertise as a government contractor, and develop sophisticated disease management, care coordination and health education programs that address the particular health care needs of our members. We also benefit from a thorough understanding of the cultural and linguistic needs of Medicaid populations.

Our Strategy

Our objective is to provide a comprehensive suite of Medicaid-related services to meet the health care needs of low-income families and individuals and the state Medicaid agencies that serve them. To achieve our objective, we intend to:

Continue to expand within existing markets.  We plan to continue our growth in existing markets by expanding our service areas and provider networks, increasing awareness of the Molina brand name, extending our services to new populations (including the aged, blind, or disabled), maintaining positive provider relationships, and integrating members from other health plans.

Continue to enter new strategic markets.  We plan to continue to enter new markets through both acquisitions and by building our own start-up operations. For example, on July 12, 2010, we agreed to acquire for approximately $16 million Abri Health Plan, a provider of Medicaid managed care services in Wisconsin. We intend to focus our expansion in markets with competitive provider communities, supportive regulatory environments, significant size and, where practicable, mandated Medicaid managed care enrollment.

Continue to provide quality cost-effective care.  We plan to use our strong provider networks and the knowledge gained through the operation of our clinics to further develop and utilize effective medical management and other coordinated programs that address the distinct needs of our members and improve the quality and cost-effectiveness of their care.

Leverage operational efficiencies.  We intend to leverage the operational efficiencies created by our centralized administrative infrastructure and flexible information systems to earn higher margins on future revenues. We believe our administrative infrastructure has significant expansion capacity, allowing us to integrate new members from expansion within existing markets and enter new markets at lower incremental cost.

Deliver administrative value to state Medicaid agencies.  As Medicaid expenditures increase, we believe that an increasing number of states will demand comprehensive solutions that improve both quality and cost-effectiveness. We intend to use our MMIS solution to provide state Medicaid agencies with a flexible and robust solution to their administrative needs. We believe that our MMIS platform, together with our extensive experience in health care management and health plan operations, enables us to offer state Medicaid agencies a comprehensive package of Medicaid-related solutions that meets their needs for quality and a cost-effective solution to the operation of their Medicaid programs.

Additional Information

We are incorporated in Delaware and headquartered in Long Beach, California. Our executive offices are located at 200 Oceangate, Suite 100, Long Beach, California 90802, and our telephone number is (562) 435-3666. Our website is www.molinahealthcare.com. Information contained on our website does not constitute part of this prospectus.

The Offering

For a description of our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Common stock offered by us	4,000,000 shares

Shares outstanding after this offering	29,836,000 shares[1]

Overallotment option	The selling stockholder, the Molina Siblings Trust, has granted an option to the underwriters to purchase up to 250,000 shares at the public offering price, less the underwriting discount, and we have granted an option to the underwriters to purchase up to 350,000 additional shares at the public offering price, less the underwriting discount.[2] The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments.

Use of proceeds	The net proceeds to us of this offering are estimated to be approximately $117.7 million (approximately $128.0 million if the underwriters’ overallotment option is exercised in full) after deducting the underwriting discount and estimated expenses of this offering, based on an assumed public offering price per share of $31.04 (the last reported sale price of our common stock on August 3, 2010). We intend to use the net proceeds:

•    to repay the outstanding indebtedness under our $200 million senior secured credit facility ($105.0 million as of June 30, 2010), which we use for working capital and other general corporate purposes; and

•    for general corporate purposes, which may include the repayment of indebtedness, funding for acquisitions, capital expenditures, additions to working capital and to meet statutory capital requirements in new or existing states.

We will not receive any of the proceeds from the sale of stock by the selling stockholder.

Risk factors	See “Risk Factors” beginning on page S-9 and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

1 The number of shares of common stock to be outstanding after this offering as shown above is based on 25,836,000 shares of our common stock outstanding as of July 30, 2010. Unless expressly stated otherwise, the information set forth above and throughout this prospectus supplement assumes no exercise of the underwriters’ overallotment option. See “Underwriting.”
2 If the overallotment option is exercised in full, the selling stockholder will hold 2,203,327 shares of common stock after the offering.

Conflicts of interest	Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., UBS Securities LLC and Mitsubishi UFJ Securities (USA), Inc. are lenders and/or agents under our senior secured credit facility. As a result, certain of the net proceeds from this offering, not including underwriting compensation, will be paid to one or more affiliates of certain underwriters in connection with repayment of those borrowings. Because of the manner in which the proceeds will be used, the offering will be conducted in accordance with NASD Rule 2720(a). In accordance with that rule, no “qualified independent underwriter” is required, because a bona fide public market exists in the shares, as that term is defined in the rule. See “Underwriting—Conflicts of Interest” in this prospectus supplement.

New York Stock Exchange symbol	MOH

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth summary consolidated financial information. You should read the following summary consolidated financial information with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement and in our Quarterly Report on Form 10-Q for the six months ended June 30, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009 and our consolidated financial statements and notes thereto included therein. Our summary consolidated financial data as of and for the years ended December 31, 2007, 2008 and 2009 has been derived from our audited financial statements. Our unaudited consolidated financial data as of and for the six months ended June 30, 2009 and 2010 has been derived from our unaudited financial statements. Our historical results are not necessarily indicative of results for any future period.

				Six Months Ended
	Year Ended December 31,			June 30,
	2007 (1)	2008 (1) (2)	2009 (1) (2)	2009 (2)	2010 (2)
	(Dollars in thousands)			(Dollars in thousands)
				(Unaudited)

Statements of Income Data:
Revenue:
Premium revenue (3)	$2,462,369	$3,091,240	$3,660,207	$1,782,991	$1,941,905
Service revenue (4)	—	—	—	—	21,054
Investment income	30,085	21,126	9,149	5,629	3,120

Total revenue	2,492,454	3,112,366	3,669,356	1,788,620	1,966,079

Expenses:
Medical care costs (3)	2,080,083	2,621,312	3,176,236	1,541,094	1,662,429
Cost of service revenue (4)	—	—	—	—	14,254
General and administrative expenses	204,275	249,646	276,027	130,418	156,959
Premium tax expenses (2)	81,020	100,165	128,581	57,355	69,541
Impairment charge on purchased software	782	—	—	—	—
Depreciation and amortization	27,967	33,688	38,110	18,636	21,280

Total expenses	2,394,127	3,004,811	3,618,954	1,747,503	1,924,463

Gain on retirement of convertible senior notes	—	—	1,532	1,532	—

Operating income	98,327	107,555	51,934	42,649	41,616
Interest expense (1)	(5,605)	(13,231)	(13,777)	(6,638)	(7,456)

Income before income taxes	92,722	94,324	38,157	36,011	34,160
Provision for income taxes (2)	34,996	34,726	7,289	9,235	12,991

Net income	$57,726	$59,598	$30,868	$26,776	$21,169

Net income per share:
Basic	$2.04	$2.15	$1.19	$1.02	$0.82

Diluted	$2.03	$2.15	$1.19	$1.02	$0.82

Weighted average shares outstanding:
Basic	28,275	27,676	25,843	26,157	25,694

Diluted	28,419	27,772	25,984	26,241	25,952

				Six Months Ended
	Year Ended December 31,			June 30,
	2007 (1)	2008 (1) (2)	2009 (1) (2)	2009 (2)	2010 (2)
	(Dollars in thousands)			(Dollars in thousands) (Unaudited)

Balance Sheet Data (end of period):
Cash and cash equivalents	$459,064	$387,162	$469,501	$417,837	$460,985
Total assets	1,170,016	1,148,068	1,245,235	1,203,159	1,361,404
Long-term debt (including current maturities)	160,166	164,873	158,900	156,484	266,409
Total liabilities	655,640	616,306	702,497	668,984	793,550
Stockholders’ equity (1)	514,376	531,762	542,738	534,175	567,854
Operating Statistics:
Medical care ratio (5)	84.5%	84.8%	86.8%	86.4%	85.6%
General and administrative expense ratio (6)	8.2%	8.0%	7.5%	7.3%	8.0%
Premium tax ratio (6)	3.3%	3.2%	3.5%	3.2%	3.6%
Members (7)	1,149,000	1,256,000	1,455,000	1,368,000	1,498,000

(1)	The consolidated balance sheet and operating results have been recast to reflect the adoption of FASB ASC Subtopic 470-20, Debt with Conversion and Other Options. The cumulative adjustments to reduce retained earnings were $604,000 as of January 1, 2008, and $3.4 million as of January 1, 2009. Additionally, interest expense increased $1.0 million for the year ended December 31, 2007, and $4.5 million for the year ended December 31, 2008.

(2)	Effective January 1, 2008 through December 31, 2009, income tax expense included both the Michigan business income tax, or BIT, and Michigan modified gross receipts tax, or MGRT. Effective January 1, 2010, we have recorded the MGRT as a premium tax and not as an income tax. We will continue to record the BIT as an income tax. The MGRT amounted to $2.2 million and $3.1 million for the six months ended June 30, 2009, and 2010, respectively. The MGRT amounted to $5.1 million and $5.5 million for the years ended December 31, 2008, and 2009, respectively.

(3)	Premium revenue and medical care costs represent revenue and costs generated by our health plan segment.

(4)	Service revenue and cost of service revenue represent revenue and costs generated by our Molina Medicaid Solutions segment. Because we acquired this business on May 1, 2010, results for the six months ended June 30, 2010 includes two months of results for this segment.

(5)	Medical care ratio represents medical care costs as a percentage of premium revenue. The medical care ratio is a key operating indicator used to measure our performance in delivering efficient and cost effective health care services.

(6)	The general and administrative expense ratio represents such expenses as a percentage of total revenue, and the premium tax ratio represents such expenses as a percentage of total revenue.

(7)	Number of members served by our health plan segment at end of period.

RISK FACTORS

Investing in our common stock will provide you with an equity ownership in Molina. As one of our stockholders, you will be subject to the risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein before deciding to invest in shares of our common stock.

Risks Related to Our Business

The recently enacted health care reform law and the implementation of that law could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

In March 2010, President Obama signed both the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act. This legislation enacts comprehensive changes to the U.S. health care system, components of which will be phased in at various stages over the next eight years. Among other things, by January 1, 2014, the Medicaid program will be expanded to provide eligibility to nearly all low-income people under age 65 with income below 133 percent of the federal poverty line. As a result, millions of low-income adults without children who currently cannot qualify for coverage, as well as many low-income parents and, in some instances, children now covered through CHIP, will be made eligible for Medicaid. In total, the Congressional Budget Office estimates that Medicaid and CHIP will cover an additional 16 million people by 2019. The legislation also imposes a franchise tax or premium excise tax of $8 billion starting in 2014, with increasing annual amounts thereafter. Such assessment may not be deductible for income tax purposes.

There are many parts of the legislation that will require further guidance in the form of regulations. Due to the breadth and complexity of the health reform legislation, the lack of implementing regulations and interpretive guidance, and the phased-in nature of the implementation, the overall impact of the health reform legislation on our business over the coming years is difficult to predict and not yet fully known.

If we fail to effectively accommodate the growth in Medicaid enrollment anticipated under the health reform legislation, our business may be materially adversely affected. In addition, if the new insurance industry assessment is imposed as enacted, or if we are unable to obtain premium increases to offset the impact of the assessment or otherwise adjust our business model to address the assessment, our business, financial condition, cash flows, or results of operations could be materially adversely affected.

State and federal budget deficits may result in Medicaid, CHIP, or Medicare funding cuts or changes in member eligibility thresholds or criteria which could compress our profit margins.

Nearly all of our premium revenues come from the joint federal and state funding of the Medicaid and CHIP programs. Due to high unemployment levels, Medicaid enrollment levels and Medicaid costs are continuing to increase at the same time that state budgets are suffering from unprecedented deficits. In June 2009, 46.9 million members were enrolled in the Medicaid program throughout the nation, nearly 3.3 million more than in June 2008, representing the largest one-year increase since the inception of the Medicaid program. Because governmental health care programs account for such a large portion of state budgets, efforts to contain overall government spending and to achieve a balanced budget often result in significant political pressure being directed at the funding for these health care programs. The National Association of State Medicaid Directors estimates that state budget shortfalls in the coming fiscal year, which begins in July in most states, will total $140 billion. Because Medicaid is one of the largest expenditures in every state budget, and one of the fastest-growing, it will likely be a prime target for cost-containment efforts. Thus, the sufficiency of the funding under our various state contracts, or the rates we expect to be paid during the course of a year, will be in jeopardy during 2010 while the state budget crises persist. All of the states in which we currently operate our health plans are currently facing significant budgetary pressures. Moreover, because Medicaid enrollment often lags behind unemployment, increases in Medicaid enrollment in 2010 could be even greater than it was in 2009, putting even greater pressure on state budgets. The mandate of health reform adding millions of individuals to Medicaid and CHIP will put further pressures on state Medicaid programs.

As part of the American Recovery and Reinvestment Act of 2009, or ARRA, the federal government increased the amount of funding for federal Medicaid matching by approximately $87 billion for the period between October 1, 2008 and December 31, 2010. The actual matching percentage is computed from a formula that takes into account the average per capita income for each state relative to the national average, and a state’s unemployment rate. As a result of the passage of this legislation, the share of Medicaid costs that are paid for by the federal government has gone up, and the share of costs that are paid for by the states has gone down. However, in order for states to receive these increased federal matching funds, they must first budget for and actually spend their own state dollars to cover their additional Medicaid and CHIP members. Medicaid spending will therefore be driven by states’ available revenues. State governments may have insufficient funds to fully fund these programs or provide for expanded enrollment. As a result, states may seek to cut or revise health care programs, optional benefits, eligibility criteria and thresholds, or provider rates, causing the funding of one or more of our state contracts to be curtailed or cut off. In addition, the timing of payments we receive may be impacted by state budget shortfalls. In addition, the $87 billion in increased Medicaid funding provided by ARRA will expire as of December 31, 2010, in the middle of many states’ fiscal years. There have been several unsuccessful attempts in Congress to pass an FMAP extension. On March 10, 2010, the United States Senate approved legislation which would allocate $25 billion to the extension by six months to June 30, 2011 of the 6.2% increase in the FMAP provided under ARRA but the bill was not approved by the House. There is no way to predict whether the Congress will pass an FMAP extension. Unless increased Medicaid funding similar to that provided under ARRA is renewed, the impending loss of this federal funding may cause states to curtail their health care programs or to slash membership in the middle of their fiscal year. Such an action could result in the abrupt loss of a significant number of our enrollees.

Because of their budget deficits, some of the states in which we operate may unexpectedly reduce the rates paid to our health plans or carve out certain elements of their Medicaid benefits, thereby undermining the assumptions used to generate our earnings projections. For instance, effective October 1, 2009, the state of Missouri carved out pharmacy from its Medicaid benefit package, and effective February 1, 2010 the state of Ohio did likewise with its pharmacy benefit. The provision of this benefit by our Missouri and Ohio health plans, respectively, had previously been a significant source of earnings for those health plans. Many states have moved to cut optional benefits in the face of budgetary pressures. There is a risk that cutting such benefits may drive Medicaid patients into expensive emergency rooms, further exacerbating the cost of the Medicaid program to a state. Any unexpected rate cuts or changes in benefit packages could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

Continuing state budget pressures, as well as the scheduled expiration as of December 31, 2010 of the enhanced Medicaid federal medical assistance percentage paid to states under ARRA, could result in premium rate decreases or the recoupment of previously paid amounts, either of which could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

Several of the states in which we operate our health plans continue to face severe budget shortfalls stemming from high unemployment, record declines in revenue, and increasing demand for public assistance programs such as Medicaid. These continuing budget pressures could result in states’ unexpectedly and abruptly seeking to reduce the premium rates paid to our health plans, or even to their seeking to recoup premium amounts previously paid to our health plans, as has recently occurred with respect to our Michigan plan. Any such rate reductions or recoupment of previously paid premium amounts could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

In addition, the increase in the federal share of Medicaid funding provided to states under ARRA will expire as of December 31, 2010. The increased funds have helped states reduce their deficits and support their Medicaid programs. The scheduled expiration of the ARRA funds as of December 31, 2010 will create a financing cliff in the middle of many state fiscal years at a time when their budgets are already under severe financial strain. There have been several unsuccessful attempts in Congress to pass an extension of the increased federal share of Medicaid funding. As of August 3, 2010, Congress is once again considering an extension of Medicaid funding under ARRA. However, there can be no assurances that a Medicaid funding extension will be passed by Congress and signed into law, or, if passed, that it will be sufficient for states to maintain the same level of Medicaid funding as they had prior to December 31, 2010. In the event the increased federal share of Medicaid funding is not extended beyond December 31, 2010, the resulting budget pressure on the states in which we operate our health plans could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

Our profitability depends on our ability to accurately predict and effectively manage our medical care costs.

Our profitability depends to a significant degree on our ability to accurately predict and effectively manage our medical care costs. Historically, our medical care cost ratio, meaning our medical care costs as a percentage of our premium revenue, has fluctuated substantially, and has also varied across our state health plans. Because the premium payments we receive are generally fixed in advance and we operate with a narrow profit margin, relatively small changes in our medical care cost ratio can create significant changes in our overall financial results. For example, if our overall medical care ratio for 2009 of 86.8% had been one percentage point higher, or 87.8%, our earnings for 2009 would have been $0.18 per diluted share rather than our actual 2009 earnings of $1.19 per diluted share, an 85% reduction in our earnings.

Factors that may affect our medical care costs include the level of utilization of health care services, increases in hospital costs, an increased incidence or acuity of high dollar claims related to catastrophic illnesses or medical conditions such as hemophilia for which we do not have adequate reinsurance coverage, increased maternity costs, payment rates that are not actuarially sound, changes in state eligibility certification methodologies, unexpected patterns in the annual flu season, relatively low levels of hospital and specialty provider competition in certain geographic areas, increases in the cost of pharmaceutical products and services, changes in health care regulations and practices, epidemics, new medical technologies, and other various external factors. Many of these factors are beyond our control and could reduce our ability to accurately predict and effectively manage the costs of providing health care services. This was demonstrated in the third and fourth quarters of 2009, when our medical costs exceeded our previous estimates as a result of much higher utilization due to widespread influenza-related illness across the Company’s health plans, higher medical costs associated with our rapid enrollment growth and the higher costs associated with new members, and higher emergency room costs. The inability to forecast and manage our medical care costs or to establish and maintain a satisfactory medical care cost ratio, either with respect to a particular state health plan or across the consolidated entity, could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

A failure to accurately estimate incurred but not reported medical care costs may negatively impact our results of operations.

Because of the time lag between when medical services are actually rendered by our providers and when we receive, process, and pay a claim for those medical services, we must continually estimate our medical claims liability at particular points in time, and establish claims reserves related to such estimates. Our estimated reserves for such “incurred but not paid,” or IBNP medical care costs, are based on numerous assumptions. We estimate our medical claims liabilities using actuarial methods based on historical data adjusted for claims receipt and payment experience (and variations in that experience), changes in membership, provider billing practices, health care service utilization trends, cost trends, product mix, seasonality, prior authorization of medical services, benefit changes, known outbreaks of disease or increased incidence of illness such as influenza, provider contract changes, changes to Medicaid fee schedules, and the incidence of high dollar or catastrophic claims. Our ability to accurately estimate claims for our newer lines of business or populations, such as with respect to Medicare Advantage or Aged, Blind, and Disabled Medicaid members, is impacted by the more limited experience we have had with those populations. Finally, with regard to the new Medicaid and CHIP members we expect to enroll in 2010 through organic growth due primarily to the recession, certain new members may be disproportionately costly due to high utilization in their first several months of Medicaid or CHIP membership as a result of their previously having been uninsured and therefore not seeking or deferring medical treatment.

The IBNP estimation methods we use and the resulting reserves that we establish are reviewed and updated, and adjustments, if deemed necessary, are reflected in the current period. Given the numerous uncertainties inherent in such estimates, our actual claims liabilities for a particular quarter or other period could differ significantly from the amounts estimated and reserved for that quarter or period. Our actual claims liabilities have varied and will continue to vary from our estimates, particularly in times of significant changes in utilization, medical cost trends, and populations and markets served.

If our actual liability for claims payments is higher than estimated, our earnings per share in any particular quarter or annual period could be negatively affected. Our estimates of IBNP may be inadequate in the future, which would negatively affect our results of operations for the relevant time period. Furthermore, if we are unable to accurately estimate IBNP, our ability to take timely corrective actions may be limited, further exacerbating the extent of the negative impact on our results.

If our government contracts are not renewed or are terminated, or if the responsive bids of our health plans for new Medicaid contracts are not successful, our premium revenues could be materially reduced and our operating results could be negatively impacted.

Our government contracts generally run for periods of one year to four years, and may be successively extended by amendment for additional periods if the relevant state agency so elects. Our current contracts expire on various dates over the next several years. There is no guarantee that any of our government contracts will be renewed or extended. Moreover, our contracts may be subject to periodic competitive bidding. In the event the responsive bids of our health plans are not successful, we will lose our Medicaid contract in the applicable state, and our premium revenues could be materially reduced as a result. Alternatively, even if our responsive bids are successful, they may be based upon assumptions regarding enrollment, utilization, medical costs, or other factors which could result in the Medicaid contract being less profitable than we had expected or had previously been the case.

In addition, all of our contracts may be terminated for cause if we breach a material provision of the contract or violate relevant laws or regulations. Our contracts with the states are also subject to cancellation by the state in the event of unavailability of state or federal funding. In some jurisdictions, such cancellation may be immediate and in other jurisdictions a notice period is required. In addition, most contracts are terminable without cause. We may face increased competition as other plans, many with greater financial resources and greater name recognition, attempt to enter our markets through the contracting process. If we are unable to renew, successfully re-bid, or compete for any of our government contracts, or if any of our contracts are terminated or renewed on less favorable terms, our business, financial condition, cash flows, or results of operations could be adversely affected.

Restrictions and covenants in our credit facility may limit our ability to make certain acquisitions or reduce our liquidity and capital resources.

We have a $200 million senior secured credit facility that imposes numerous restrictions and covenants, including prescribed consolidated leverage and fixed charge coverage ratios, net worth requirements, and acquisition limitations that restrict our financial and operating flexibility, including our ability to make certain acquisitions above specified values and declare dividends without lender approval. As a result of the restrictions and covenants imposed under our credit facility, our growth strategy may be negatively impacted by our inability to act with complete flexibility, or our inability to use our credit facility in the manner intended. If we are in default at a time when funds under the credit facility are required to finance an acquisition, or if a proposed acquisition does not satisfy the pro forma financial requirements under our credit facility, we may be unable to use the credit facility in the manner intended, and our operations, liquidity, and capital resources could be materially adversely affected.

Adverse equity and credit market conditions may have a material adverse affect on our liquidity or our ability to obtain financing on acceptable terms.

The securities and credit markets have been experiencing significant volatility and disruption over the past eighteen months. The availability of credit from virtually all types of lenders has been significantly affected. Such conditions may persist throughout 2010 and beyond. In the event we need access to additional capital to pay our operating expenses, make payments on our indebtedness, pay capital expenditures, fund net worth requirements, or fund acquisitions, our ability to obtain such capital may be limited and the cost of any such capital may be significant.

Our access to additional financing will depend on a variety of factors such as prevailing economic and equity and credit market conditions, the general availability of credit, our credit ratings and credit capacity, and perceptions of our financial prospects. Similarly, our access to funds may be impaired if regulatory authorities take negative actions against us. If a combination of these factors were to occur, our internal sources of liquidity may prove to be insufficient, and in such case we may not be able to successfully obtain additional financing on favorable terms or at all.

We rely on the accuracy of eligibility lists provided by state governments. Inaccuracies in those lists would negatively affect our results of operations.

Premium payments to our health plan segment are based upon eligibility lists produced by state governments. From time to time, states require us to reimburse them for premiums paid to us based on an eligibility list that a state later discovers contains individuals who are not in fact eligible for a government sponsored program or are eligible for a different premium category or a different program. Alternatively, a state could fail to pay us for members for whom we are entitled to payment. Our results of operations would be adversely affected as a result of such reimbursement to the state if we had made related payments to providers and were unable to recoup such payments from the providers.

The state of Michigan may seek to reduce the rates paid to our Michigan health plan in order to compensate for or recover amounts allegedly overpaid on a statewide basis to Michigan health plans.

The Michigan Department of Community Health, or MDCH, has identified approximately 7,000 individuals whom MDCH claims were incorrectly enrolled as dual eligible members, allegedly resulting in an overpayment to all health plans operating in the state. In addition, MDCH has claimed that Temporary Assistance for Needy Family rates for Michigan state fiscal year 2010 have been overstated due to new program code changes. These statewide issues could result in MDCH’s seeking to reduce the premium rates paid to our Michigan health plan, or even to recover a portion of premiums already paid to the health plan, thereby reducing the health plan’s revenue for the remainder of 2010. Any reduction to Michigan premium rates or successful recovery of previously paid amounts could adversely affect our business, financial condition, cash flows, or results of operations.

We derive our premium revenues from a relatively small number of state health plans.

We currently derive our premium revenues from nine state health plans. If we were unable to continue to operate in any of those nine states, or if our current operations in any portion of the states we are in were significantly curtailed, our revenues could decrease materially. Our reliance on operations in a limited number of states could cause our revenue and profitability to change suddenly and unexpectedly, depending on an abrupt loss of membership, significant rate reductions, a loss of a material contract, legislative actions, changes in Medicaid eligibility methodologies, catastrophic claims, an epidemic or an unexpected increase in utilization, general economic conditions, and similar factors in those states. Our inability to continue to operate in any of the states in which we currently operate, or a significant change in the nature of our existing operations, could adversely affect our business, financial condition, cash flows, or results of operations.

Portions of our premium revenue are subject to accounting estimates or retroactive adjustment.

Certain elements of the premium revenue earned by our Florida, New Mexico, Ohio, Texas, and Utah health plans, and by our Medicare Advantage plans, are subject to accounting estimates. Such estimates may subsequently prove to be inaccurate or may require adjustment based upon factual developments. If our accounting estimates with respect to our anticipated premiums are inaccurate or previously recognized premiums require retroactive adjustment, the change in our revenues could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

Minimum medical cost floors could limit our profitability.

Our New Mexico health plan is subject to a minimum medical expense level as a percentage of the premium revenue it receives. Our Florida health plan is subject to minimum behavioral health expense levels as a percentage of its behavioral health premium revenues. In both states, premium revenue recoupment may occur if these levels are not met. In addition, our Ohio health plan is subject to certain limits on its administrative costs, and our Texas health plan is required to pay an experience rebate to the State of Texas in the event its profits exceed certain established levels. Other states may adopt similar medical cost floors. For instance, a proposal has been made in the State of Washington to establish a minimum medical cost floor of 86% of premiums received. These regulatory requirements or new requirements could limit our ability to increase or maintain our overall profits as a percentage of revenues. Moreover, state governments may disagree with our interpretation or application of the contract provisions governing these medical cost floor requirements, which could result in our having to adjust the amount of our obligations under these provisions. Any changes to the terms of these provisions, or the adoption of new or similar provisions, could adversely affect our business, financial condition, cash flows, or results of operations.

Failure to attain profitability in any new start-up operations could negatively affect our results of operations.

Start-up costs associated with a new business can be substantial. For example, to obtain a certificate of authority to operate as a health maintenance organization in most jurisdictions, we must first establish a provider network, have infrastructure and required systems in place, and demonstrate our ability to obtain a state contract and process claims. Often, we are also required to contribute significant capital to fund mandated net worth requirements, performance bonds or escrows, or contingency guaranties. If we were unsuccessful in obtaining the certificate of authority, winning the bid to provide services, or attracting members in sufficient numbers to cover our costs, any new business of ours would fail. We also could be required by the state to continue to provide services for some period of time without sufficient revenue to cover our ongoing costs or to recover our significant start-up costs.

Even if we are successful in establishing a profitable health plan in a new state, increasing membership, revenues, and medical costs will trigger increased mandated net worth requirements which could substantially exceed the net income generated by the health plan. Rapid growth in an existing state will also create increased net worth requirements. In such circumstances, we may not be able to fund on a timely basis or at all the increased net worth requirements with our available cash resources. The expenses associated with starting up a health plan in a new state or expanding a health plan in an existing state could have an adverse impact on our business, financial condition, cash flows, or results of operations.

Receipt of inadequate or significantly delayed premiums could negatively affect our business, financial condition, cash flows, or results of operations.

Our premium revenues consist of fixed monthly payments per member, and supplemental payments for other services such as maternity deliveries. These premiums are fixed by contract, and we are obligated during the contract periods to provide health care services as established by the state governments. We use a large portion of our revenues to pay the costs of health care services delivered to our members. If premiums do not increase when expenses related to medical services rise, our medical margins will be compressed, and our earnings will be negatively affected. A state could increase hospital or other provider rates without making a commensurate increase in the rates paid to us, or could lower our rates without making a commensurate reduction in the rates paid to hospitals or other providers. In addition, if the actuarial assumptions made by a state in implementing a rate or benefit change are incorrect or are at variance with the particular utilization patterns of the members of one of our health plans, our medical margins could be reduced. Any of these rate adjustments in one or more of the states in which we operate could adversely affect our business, financial condition, cash flows, or results of operations.

Furthermore, a state undergoing a budget crisis may significantly delay the premiums paid to one of our health plans. During 2008, due to a prolonged budget impasse, some of the monthly premium payments made by the state of California to our California health plan were several months late. The state of California is once again in a budget impasse, and may be unable to make monthly premium payments to our California health plan if a budget is not passed by the end of the third quarter of 2010. Any significant delay in the monthly payment of premiums to any of our health plans could have a material adverse affect on our business, financial condition, cash flows, or results of operations.

Difficulties in executing our acquisition strategy could adversely affect our business.

The acquisitions of other health plans and other MMIS businesses and the assignment and assumption of Medicaid contract rights of other health plans have accounted for a significant amount of our growth over the last several years. Although we cannot predict with certainty our rate of growth as the result of acquisitions, we believe that additional acquisitions of all sizes will be important to our future growth strategy. Many of the other potential purchasers of these assets—particularly operators of large commercial health plans—have significantly greater financial resources than we do. Also, many of the sellers may insist on selling assets that we do not want, such as commercial lines of business, or may insist on transferring their liabilities to us as part of the sale of their companies or assets. Even if we identify suitable targets, we may be unable to complete acquisitions on terms favorable to us or obtain the necessary financing for these acquisitions. Further, to the extent we complete an acquisition, we may be unable to realize the anticipated benefits from such acquisition because of operational factors or difficulty in integrating the acquisition with our existing business. This may include problems involving the integration of:

•	additional employees who are not familiar with our operations or our corporate culture,

•	new provider networks which may operate on terms different from our existing networks,

•	additional members who may decide to transfer to other health care providers or health plans,

•	disparate information, claims processing, and record-keeping systems,

•	internal controls and accounting policies, including those which require the exercise of judgment and complex estimation processes, such as estimates of claims incurred but not reported, accounting for goodwill, intangible assets, stock-based compensation, and income tax matters, and

•	new regulatory schemes, relationships, practices, and compliance requirements.

Also, we are generally required to obtain regulatory approval from one or more state agencies when making acquisitions of health plans. In the case of an acquisition of a business located in a state in which we do not already operate, we would be required to obtain the necessary licenses to operate in that state. In addition, although we may already operate in a state in which we acquire a new business, we would be required to obtain regulatory approval if, as a result of the acquisition, we will operate in an area of that state in which we did not operate previously. We may be unable to obtain the necessary governmental approvals or comply with these regulatory requirements in a timely manner, if at all. For all of the above reasons, we may not be able to consummate our proposed acquisitions as announced from time to time to sustain our pattern of growth or to realize benefits from completed acquisitions.

Ineffective management of our growth may negatively affect our business, financial condition, or results of operations.

Depending on acquisitions and other opportunities, we expect to continue to grow our membership and to expand into other markets. In fiscal year 2006, we had total premium revenue of $2.0 billion. In fiscal year 2009, we had total premium revenue of $3.7 billion, an increase of 84% over a four-year span. Continued rapid growth could place a significant strain on our management and on other Company resources. Our ability to manage our growth may depend on our ability to strengthen our management team and attract, train, and retain skilled employees, and our ability to implement and improve operational, financial, and management information systems on a timely basis. If we are unable to manage our growth effectively, our business, financial condition, cash flows, and results of operations could be materially and adversely affected. In addition, due to the initial substantial costs related to acquisitions, rapid growth could adversely affect our short-term profitability and liquidity.

Any changes to the laws and regulations governing our business, or the interpretation and enforcement of those laws or regulations, could cause us to modify our operations and could negatively impact our operating results.

Our business is extensively regulated by the federal government and the states in which we operate. The laws and regulations governing our operations are generally intended to benefit and protect health plan members and providers rather than managed care organizations. The government agencies administering these laws and regulations have broad latitude in interpreting and applying them. These laws and regulations, along with the terms of our government contracts, regulate how we do business, what services we offer, and how we interact with members and the public. For instance, some states mandate minimum medical expense levels as a percentage of premium revenues. These laws and regulations, and their interpretations, are subject to frequent change. The interpretation of certain contract provisions by our governmental regulators may also change. Changes in existing laws or regulations, or their interpretations, or the enactment of new laws or regulations, could reduce our profitability by imposing additional capital requirements, increasing our liability, increasing our administrative and other costs, increasing mandated benefits, forcing us to restructure our relationships with providers, or requiring us to implement additional or different programs and systems. Changes in the interpretation of our contracts could also reduce our profitability if we have detrimentally relied on a prior interpretation.

We face periodic routine and non-routine reviews, audits, and investigations by government agencies, and these reviews and audits could have adverse findings, which could negatively impact our business.

We are subject to various routine and non-routine governmental reviews, audits, and investigations. Violation of the laws, regulations, or contract provisions governing our operations, or changes in interpretations of those laws, could result in the imposition of civil or criminal penalties, the cancellation of our contracts to provide managed care services, the suspension or revocation of our licenses, the exclusion from participation in government sponsored health programs, or the revision and recoupment of past payments made based on audit findings. For example, by letter dated July 7, 2010 from the Center for Medicare and Medicaid Services, or CMS, we were notified that we had been selected for an on-site audit with respect to certain specified Medicare Advantage and Prescription Drug Plan contracts in the compliance areas of enrollment and disenrollment, premium billing, Part D formulary administration, Part D appeals, grievances and coverage determinations and compliance program. The on-site audit was conducted from July 26 to July 30, 2010. We do not expect to receive written notification of the results of this audit until September 2010. If we become subject to material fines or if other sanctions or other corrective actions were imposed upon us, whether as a result of this most recent CMS audit or otherwise, we might suffer a substantial reduction in profitability, and might also lose one or more of our government contracts and as a result lose significant numbers of members and amounts of revenue. In addition, government receivables are subject to government audit and negotiation, and government contracts are vulnerable to disagreements with the government. The final amounts we ultimately receive under government contracts may be different from the amounts we initially recognize in our financial statements.

Our business depends on our information and medical management systems, and our inability to effectively integrate, manage, and keep secure our information and medical management systems, could disrupt our operations.

Our business is dependent on effective and secure information systems that assist us in, among other things, processing provider claims, monitoring utilization and other cost factors, supporting our medical management techniques, and providing data to our regulators. Our providers also depend upon our information systems for membership verifications, claims status, and other information. If we experience a reduction in the performance, reliability, or availability of our information and medical management systems, our operations, ability to pay claims, and ability to produce timely and accurate reports could be adversely affected. In addition, if the licensor or vendor of any software which is integral to our operations were to become insolvent or otherwise fail to support the software sufficiently, our operations could be negatively affected.

Our information systems and applications require continual maintenance, upgrading, and enhancement to meet our operational needs. Moreover, our acquisition activity requires transitions to or from, and the integration of, various information systems. If we experience difficulties with the transition to or from information systems or are unable to properly implement, maintain, upgrade or expand our system, we could suffer from, among other things, operational disruptions, loss of members, difficulty in attracting new members, regulatory problems, and increases in administrative expenses.

Our business requires the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments could result in compromises or breaches of our security systems and member data stored in our information systems. Anyone who circumvents our security measures could misappropriate our confidential information or cause interruptions in services or operations. The internet is a public network, and data is sent over this network from many sources. In the past, computer viruses or software programs that disable or impair computers have been distributed and have rapidly spread over the internet. Computer viruses could be introduced into our systems, or those of our providers or regulators, which could disrupt our operations, or make our systems inaccessible to our members, providers, or regulators. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Because of the confidential health information we store and transmit, security breaches could expose us to a risk of regulatory action, litigation, possible liability and loss. Our security measures may be inadequate to prevent security breaches, and our business operations would be negatively impacted by cancellation of contracts and loss of members if security breaches are not prevented.

Because our corporate headquarters are located in Southern California, our business operations may be significantly disrupted as a result of a major earthquake.

Our corporate headquarters is located in Long Beach, California. In addition, the claims of our health plans are also processed in Long Beach. Southern California is exposed to a statistically greater risk of a major earthquake than most other parts of the country. If a major earthquake were to strike the Los Angeles and Long Beach area, our corporate functions and claims processing could be significantly impaired for a substantial period of time. Although we have established a disaster recovery and business resumption plan with back-up operating sites to be deployed in the case of such a major disruptive event, there can be no assurances that the disaster recovery plan will be successful or that the business operations of all our health plans, including those that are remote from any such event, would not be substantially impacted by a major Southern California earthquake.

If we are unable to deliver quality care, maintain good relations with the physicians, hospitals, and other providers with whom we contract, or if we are unable to enter into cost-effective contracts with such providers, our profitability could be adversely affected.

We contract with physicians, hospitals, and other providers as a means to ensure access to health care services for our members, to manage health care costs and utilization, and to better monitor the quality of care being delivered. In any particular market, providers could refuse to contract with us, demand higher payments, or take other actions which could result in higher health care costs, disruption to provider access for current members, a decline in our growth rate, or difficulty in meeting regulatory or accreditation requirements.

The Medicaid program generally pays doctors and hospitals at levels well below those of Medicare and private insurance. Large numbers of doctors, therefore, do not accept Medicaid patients. In the face of fiscal pressures, some states may reduce rates paid to providers, which may further discourage participation in the Medicaid program.

In some markets, certain providers, particularly hospitals, physician/hospital organizations, and some specialists, may have significant market positions or even monopolies. If these providers refuse to contract with us or utilize their market position to negotiate favorable contracts which are disadvantageous to us, our profitability in those areas could be adversely affected.

Some providers that render services to our members are not contracted with our plans. In those cases, there is no pre-established understanding between the provider and our plan about the amount of compensation that is due to the provider. In some states, the amount of compensation is defined by law or regulation, but in most instances it is either not defined or it is established by a standard that is not clearly translatable into dollar terms. In such instances, providers may believe they are underpaid for their services and may either litigate or arbitrate their dispute with our plan. The uncertainty of the amount to pay and the possibility of subsequent adjustment of the payment could adversely affect our business, financial position, cash flows, or results of operations.

The insolvency of a delegated provider could obligate us to pay their referral claims, which could have an adverse effect on our business, cash flows, or results of operations.

Circumstances may arise where providers to whom we have delegated risk, due to insolvency or other circumstances, are unable to pay claims they have incurred with third parties in connection with referral services provided to our members. The inability of delegated providers to pay referral claims presents us with both immediate financial risk and potential disruption to member care. Depending on states’ laws, we may be held liable for such unpaid referral claims even though the delegated provider has contractually assumed such risk. Additionally, competitive pressures may force us to pay such claims even when we have no legal obligation to do so or we have already paid claims to a delegated provider and payments cannot be recouped if the delegated provider becomes insolvent. To reduce the risk that delegated providers are unable to pay referral claims, we monitor the operational and financial performance of such providers. We also maintain contingency plans that include transferring members to other providers in response to potential network instability. In certain instances, we have required providers to place funds on deposit with us as protection against their potential insolvency. These funds are frequently in the form of segregated funds received from the provider and held by us or placed in a third-party financial institution. These funds may be used to pay claims that are the financial responsibility of the provider in the event the provider is unable to meet these obligations.

However, there can be no assurances that these precautionary steps will fully protect us against the insolvency of a delegated provider. Liabilities incurred or losses suffered as a result of provider insolvency could have an adverse effect on our business, financial condition, cash flows, or results of operations.

Regulatory actions and negative publicity regarding Medicaid managed care and Medicare Advantage may lead to programmatic changes and intensified regulatory scrutiny and regulatory burdens.

Several of our health care competitors have recently been involved in governmental investigations and regulatory actions which have resulted in significant volatility in the price of their stock. In addition, there has been negative publicity and proposed programmatic changes regarding Medicare Advantage private fee-for-service plans, a part of the Medicare Advantage program in which the Company does not participate. These actions and the resulting negative publicity could become associated with or imputed to the Company, regardless of the Company’s actual regulatory compliance or programmatic participation. Such an association, as well as any perception of a recurring pattern of abuse among the health plan participants in government programs and the diminished reputation of the managed care sector as a whole, could result in public distrust, political pressure for changes in the programs in which the Company does participate, intensified scrutiny by regulators, additional regulatory requirements and burdens, increased stock volatility due to speculative trading, and heightened barriers to new managed care markets and contracts, all of which could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

If a state fails to renew its federal waiver application for mandated Medicaid enrollment into managed care or such application is denied, our membership in that state will likely decrease.

States may only mandate Medicaid enrollment into managed care under federal waivers or demonstrations. Waivers and programs under demonstrations are approved for two-year periods and can be renewed on an ongoing basis if the state applies. We have no control over this renewal process. If a state does not renew its mandated program or the federal government denies the state’s application for renewal, our business would suffer as a result of a likely decrease in membership.

We face claims related to litigation which could result in substantial monetary damages.

We are subject to a variety of legal actions, including medical malpractice actions, provider disputes, employment related disputes, and breach of contract actions. In the event we incur liability materially in excess of the amount for which we have insurance coverage, our profitability would suffer. In addition, our providers involved in medical care decisions are exposed to the risk of medical malpractice claims. Providers at the 17 primary care clinics we operate in California are employees of our California health plan. As a direct employer of physicians and ancillary medical personnel and as an operator of primary care clinics, our California plan is subject to liability for negligent acts, omissions, or injuries occurring at one of its clinics or caused by one of its employees. We maintain medical malpractice insurance for our clinics in the amount of $1 million per occurrence, and an annual aggregate limit of $3 million, errors and omissions insurance in the amount of $15 million per occurrence and in aggregate for each policy year, and such other lines of coverage as we believe are reasonable in light of our experience to date. However, given the significant amount of some medical malpractice awards and settlements, this insurance may not be sufficient or available at a reasonable cost to protect us from damage awards or other liabilities. Even if any claims brought against us were unsuccessful or without merit, we would have to defend ourselves against such claims. The defense of any such actions may be time-consuming and costly, and may distract our management’s attention. As a result, we may incur significant expenses and may be unable to effectively operate our business.

Furthermore, claimants often sue managed care organizations for improper denials of or delays in care, and in some instances improper authorizations of care. Claims of this nature could result in substantial damage awards against us and our providers that could exceed the limits of any applicable medical malpractice insurance coverage. Successful malpractice or tort claims asserted against us, our providers, or our employees could adversely affect our financial condition and profitability.

We cannot predict the outcome of any lawsuit with certainty. While we currently have insurance coverage for some of the potential liabilities relating to litigation, other such liabilities may not be covered by insurance, the insurers could dispute coverage, or the amount of insurance could be insufficient to cover the damages awarded. In addition, insurance coverage for all or certain types of liability may become unavailable or prohibitively expensive in the future or the deductible on any such insurance coverage could be set at a level which would result in us effectively self-insuring cases against us.

Although we establish reserves for litigation as we believe appropriate, we cannot assure you that our recorded reserves will be adequate to cover such costs. Therefore, the litigation to which we are subject could have a material adverse effect on our business, financial condition, cash flows, or results of operations, and could prompt us to change our operating procedures.

We are subject to competition which negatively impacts our ability to increase penetration in the markets we serve.

We operate in a highly competitive environment and in an industry that is subject to ongoing changes from business consolidations, new strategic alliances, and aggressive marketing practices by other managed care organizations. We compete for members principally on the basis of size, location, and quality of provider network, benefits supplied, quality of service, and reputation. A number of these competitive elements are partially dependent upon and can be positively affected by the financial resources available to a health plan. Many other organizations with which we compete, including large commercial plans, have substantially greater financial and other resources than we do. For these reasons, we may be unable to grow our membership, or may lose members to other health plans.

If state regulators do not approve payments of dividends and distributions by our subsidiaries, it may negatively affect our business strategy.

We are a corporate parent holding company and hold most of our assets at, and conduct most of our operations through direct subsidiaries. As a holding company, our results of operations depend on the results of operations of our subsidiaries. Moreover, we are dependent on dividends or other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws and restrictions contained in agreements governing the debt of such subsidiaries. In addition, our health plan subsidiaries are subject to laws and regulations that limit the amount of dividends and distributions that they can pay to us without prior approval of, or notification to, state regulators. In California, our health plan may dividend, without notice to or approval of the California Department of Managed Health Care, amounts by which its tangible net equity exceeds 130% of the tangible net equity requirement. Our other health plans must give thirty days’ advance notice and the opportunity to disapprove “extraordinary” dividends to the respective state departments of insurance for amounts over the lesser of (a) ten percent of surplus or net worth at the prior year end or (b) the net income for the prior year. The discretion of the state regulators, if any, in approving or disapproving a dividend is not clearly defined. Health plans that declare non-extraordinary dividends must usually provide notice to the regulators ten or fifteen days in advance of the intended distribution date of the non-extraordinary dividend. The aggregate amounts our health plan subsidiaries could have paid us at December 31, 2009, 2008, and 2007 without approval of the regulatory authorities were approximately $9.0 million, $7.6 million, and $18.7 million, respectively. If the regulators were to deny or significantly restrict our subsidiaries’ requests to pay dividends to us, the funds available to our company as a whole would be limited, which could harm our ability to implement our business strategy. For example, we could be hindered in our ability to make debt service payments under our credit facility and/or our senior convertible notes.

Unforeseen changes in regulations or pharmaceutical market conditions may impact our revenues and adversely affect our results of operations.

A significant category of our health care costs relate to pharmaceutical products and services. Evolving regulations and state and federal mandates regarding coverage may impact the ability of our health plans to continue to receive existing price discounts on pharmaceutical products for our members. Other factors affecting our pharmaceutical costs include, but are not limited to, the price of pharmaceuticals, geographic variation in utilization of new and existing pharmaceuticals, and changes in discounts. The unpredictable nature of these factors may have an adverse effect on our business, financial condition, cash flows, or results of operations.

Failure to maintain effective internal controls over financial reporting could have a material adverse effect on our business, operating results, and stock price.

The Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective internal control over financial reporting. In particular, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Our future testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will continue to require that we incur substantial accounting expense and expend significant management time and effort. Moreover, if we are not able to continue to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the NYSE, SEC or other regulatory authorities, which would require additional financial and management resources.

Changes in accounting may affect our results of operations.

U.S. generally accepted accounting principles (“GAAP”) and related implementation guidelines and interpretations can be highly complex and involve subjective judgments. Changes in these rules or their interpretation, the adoption of new pronouncements or the application of existing pronouncements to our business could significantly affect our results of operations.

Our investments in auction rate securities are subject to risks that may cause losses and have a material adverse effect on our liquidity.

As of June 30, 2010, our investments in auction rate securities included amounts designated as available-for-sale securities totaling $26.3 million par value (fair value of $22.2 million). As a result of the decrease in fair value of auction rate securities designated as available-for-sale, we recorded pretax unrealized losses of $0.2 million to accumulated other comprehensive loss for the six months ended June 30, 2010. We deem the cumulative unrealized losses on these securities to be temporary and attribute the decline in value to liquidity issues, as a result of the failed auction market, rather than to credit issues. Any future fluctuation in fair value related to these instruments that we deem to be temporary, including any recoveries of previous write-downs, would be recorded to accumulated other comprehensive loss. If we determine that any future valuation adjustment was other-than-temporary, we would record a charge to earnings as appropriate. For our investments in auction rate securities, we do not intend to sell, nor is it more likely than not that we will be required to sell, these investments before recovery of their cost. However, if we were to sell these investments before recovery of their cost, we would be required to record a charge to earnings for any accumulated losses, which would impact our earnings for the quarter in which such event occurred.

The value of our investments is influenced by varying economic and market conditions, and a decrease in value could have an adverse effect on our results of operations, liquidity, and financial condition.

Our investments consist solely of investment-grade debt securities. The unrestricted portion of this portfolio is designated primarily as available-for-sale. Our non-current restricted investments are designated as held-to-maturity. Available-for-sale investments are carried at fair value, and the unrealized gains or losses are included in accumulated other comprehensive loss as a separate component of stockholders’ equity, unless the decline in value is deemed to be other-than-temporary and we do not have the intent and ability to hold such securities until their full cost can be recovered. Trading securities are carried at fair value and any realized gains or losses are included as a component of earnings. For our available-for-sale investments and held-to-maturity investments, if a decline in value is deemed to be other-than-temporary and we do not have the intent and ability to hold such security until its full cost can be recovered, the security is deemed to be other-than-temporarily impaired and it is written down to fair value and the loss is recorded as an expense.

In accordance with applicable accounting standards, we review our investment securities to determine if declines in fair value below cost are other-than-temporary. This review is subjective and requires a high degree of judgment. We conduct this review on a quarterly basis, using both quantitative and qualitative factors, to determine whether a decline in value is other-than-temporary. Such factors considered include the length of time and the extent to which market value has been less than cost, the financial condition and near term prospects of the issuer, recommendations of investment advisors and forecasts of economic, market or industry trends. This review process also entails an evaluation of our ability and intent to hold individual securities until they mature or full cost can be recovered.

The current economic environment and recent volatility of the securities markets increase the difficulty of assessing investment impairment and the same influences tend to increase the risk of potential impairment of these assets. Over time, the economic and market environment may further deteriorate or provide additional insight regarding the fair value of certain securities, which could change our judgment regarding impairment. This could result in realized losses relating to other-than-temporary declines or losses related to our trading securities to be recorded as an expense. Given the current market conditions and the significant judgments involved, there is continuing risk that further declines in fair value may occur and material other-than-temporary impairments or trading security losses may result in realized losses in future periods which could have an adverse effect on our business, financial condition, cash flows, or results of operations.

Another flu epidemic in 2010 or other kind of epidemic in one or more of the states in which we operate a health plan could significantly increase utilization rates and medical costs.

Our results during 2009 were significantly impacted by the widespread incidence of the H1N1 flu in the states in which we operate our health plans. The recurrence in 2010 of the H1N1 flu, another variant of the flu, or the outbreak and rapid spread of any other highly contagious and potentially virulent disease, could increase the utilization rates among our members, resulting in significantly increased outpatient, inpatient, emergency room, and pharmacy costs.

An unauthorized disclosure of sensitive or confidential member information could have an adverse effect on our business.

As part of our normal operations, we collect, process, and retain confidential member information. We are subject to various federal and state laws and rules regarding the use and disclosure of confidential member information, including HIPAA and the Gramm-Leach-Bliley Act. The Health Information Technology for Economic and Clinical Health Act provisions of the ARRA further expand the coverage of HIPAA by, among other things, extending the privacy and security provisions, mandating new regulations around electronic medical records, expanding enforcement mechanisms, allowing the state Attorneys General to bring enforcement actions, increasing penalties for violations, and requiring public disclosure of improper disclosures of health information of more than 500 individuals. Despite the security measures we have in place to ensure compliance with applicable laws and rules, our facilities and systems, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming and/or human errors or other similar events. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential member information, whether by us or a third party, could subject us to civil and criminal penalties and have a material adverse effect on our business, financial condition, cash flows, or results of operations.

Unanticipated changes in our tax rates or exposure to additional income tax liabilities could affect our profitability.

We are subject to income taxes in the United States. Our effective tax rate could be adversely affected by changes in the mix of earnings in states with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in U.S. tax laws and regulations, and changes in our interpretations of tax laws, including pending tax law changes. In addition, we are subject to the routine examination of our income tax returns by the Internal Revenue Service (the “IRS”) and other local and state tax authorities. We regularly assess the likelihood of outcomes resulting from these examinations to determine the adequacy of our estimated income tax liabilities. Adverse outcomes from tax examinations, or the accounting reversal of any tax benefits or revenue previously recognized by the Company, could have an adverse effect on our provision for income taxes, estimated income tax liabilities, or results of operations.

We are dependent on our executive officers and other key employees.

Our operations are highly dependent on the efforts of our executive officers. The loss of their leadership, knowledge, and experience could negatively impact our operations. Replacing many of our executive officers might be difficult or take an extended period of time because a limited number of individuals in the managed care industry have the breadth and depth of skills and experience necessary to operate and expand successfully a business such as ours. Our success is also dependent on our ability to hire and retain qualified management, technical, and medical personnel. We may be unsuccessful in recruiting and retaining such personnel, which could negatively impact our operations.

Risks Related to the Operation of Our Medicaid Management Information Systems Segment

We have not previously operated a Medicaid management information systems business.

Our Company and senior management personnel have not previously operated a Medicaid management information systems business such as Molina Medicaid Solutions, and there may be various aspects of the business with which we are unfamiliar. Although most of the existing MMIS business personnel joined our Company, and will continue to operate Molina Medicaid Solutions, our lack of familiarity with the day-to-day operational issues of the MMIS business, as well as our lack of experience in responding to requests for proposals to secure new MMIS business, may negatively impact the growth, future prospects, and the overall profitability of the MMIS business.

We may have difficulty integrating the MMIS business and its operations.

In connection with the acquisition of the MMIS business, we hired approximately 1,000 new employees. These employees were not previously familiar with our operations or our corporate culture. In addition, to operate the MMIS business, we will be required to develop new internal controls, accounting policies, accounting infrastructure, regulatory schemes, compliance requirements, and disclosure controls. Our inability to effectively integrate the new MMIS business could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

We may be unable to retain or renew the state government contracts of the MMIS business on terms consistent with our expectations or at all.

The MMIS business currently has management contracts in only six states. If we are unable to continue to operate in any of those six states, or if the MMIS business’ current operations in any of those six states were significantly curtailed, the revenues and cash flows of the MMIS business could decrease materially, and as a result our profitability would be negatively impacted.

The timing of both the receipt and the recognition of revenue under the contracts of Molina Medicaid Solutions with the states of Idaho and Maine is uncertain.

Molina Medicaid Solutions provides design, development, implementation, and business process outsourcing solutions to state governments for their Medicaid Management Information Systems. The system being designed by Molina Medicaid Solutions for the State of Idaho became operative, or “live,” including the actual processing of Medicaid claims by the system, effective May 30, 2010. The system being designed for the State of Maine has not yet become operative. We expect that the Maine system will begin live operations effective September 1, 2010. The revenues to be received under the Idaho and Maine contracts, as well as the recognition of such revenues under applicable accounting principles, is contingent upon the applicable “go live” date. The projected “go live” dates for the Idaho and Maine systems may be delayed for reasons beyond our control. In the event either or both “go live” dates are delayed, our cash flows and results of operations could be adversely affected.

If we have underestimated the operating cost and capital outlay projections for the MMIS business, our profitability could be adversely affected.

In negotiating the purchase price for the MMIS business, we estimated the operating costs and capital outlays required to operate the business as a Molina entity. In the event we have underestimated the costs associated with the MMIS business, the profitability of that business may be significantly less than expected.

Because of the complexity and duration of the services and systems required to be delivered under the government contracts of the MMIS business, there are substantial risks associated with full performance under the contracts.

The state contracts of the MMIS business typically require significant investment in the early stages that is expected to be recovered through billings over the life of the contracts. These contracts involve the construction of new computer systems and communications networks and the development and deployment of complex technologies. Substantial performance risk exists under each contract. Some or all elements of service delivery under these contracts are dependent upon successful completion of the design, development, construction, and implementation phases. Any increased or unexpected costs or unanticipated delays in connection with the performance of these contracts, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable, which could have an adverse effect on our overall business, financial condition, cash flows, or results of operations.

If we fail to comply with our state government contracts or government contracting regulations, our business may be adversely affected.

The contracts of the MMIS business with state government customers may include unique and specialized performance requirements. In particular, contracts with state government customers are subject to various procurement regulations, contract provisions, and other requirements relating to their formation, administration, and performance. Any failure to comply with the specific provisions in our customer contracts or any violation of government contracting regulations could result in the imposition of various civil and criminal penalties, which may include termination of the contracts, forfeiture of profits, suspension of payments, imposition of fines, and suspension from future government contracting. Further, any negative publicity related to the MMIS business’ state government contracts or any proceedings surrounding them may damage our business by affecting our ability to compete for new contracts. The termination of a state government contract, our suspension from government work, or any negative impact on our ability to compete for new contracts, could have an adverse effect on our business, financial condition, cash flows, or results of operations.

System security risks and systems integration issues that disrupt our internal operations or information technology services provided to customers could adversely affect our financial results or damage our reputation.

Experienced computer programmers and hackers may be able to penetrate our network security and misappropriate our confidential information or that of third parties, create system disruptions or cause shutdowns. Computer programmers and hackers also may be able to develop and deploy viruses, worms, and other malicious software programs that attack our products or otherwise exploit any security vulnerabilities of our products. In addition, sophisticated hardware and operating system software and applications that we produce or procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the system. The costs to us to eliminate or alleviate security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant, and the efforts to address these problems could result in interruptions, delays, cessation of service, and loss of existing or potential government customers.

The MMIS business routinely processes, stores, and transmits large amounts of data for our clients, including sensitive and personally identifiable information. Breaches of our security measures could expose us, our customers, or the individuals affected to a risk of loss or misuse of this information, resulting in litigation and potential liability for us and damage to our brand and reputation. Accordingly, we could lose existing or potential government customers for outsourcing services or other information technology solutions or incur significant expenses in connection with our customers’ system failures or any actual or perceived security vulnerabilities in our products. In addition, the cost and operational consequences of implementing further data protection measures could be significant.

Portions of our information technology infrastructure also may experience interruptions, delays, or cessations of service or produce errors in connection with systems integration or migration work that takes place from time to time. We may not be successful in implementing new systems and transitioning data, which could cause business disruptions and be more expensive, time consuming, disruptive, and resource-intensive. Such disruptions could adversely impact our ability to fulfill orders and interrupt other processes. Delayed sales, lower margins, or lost government customers resulting from these disruptions could adversely affect our financial results, reputation, and stock price.

Risks Related to Our Common Stock and this Offering

Volatility of our stock price could adversely affect stockholders.

Since our initial public offering in July 2003, the sales price of our common stock has ranged from a low of $16.12 to a high of $53.23. A number of factors will continue to influence the market price of our common stock, including:

•	state and federal budget pressures,

•	changes in expectations as to our future financial performance or changes in financial estimates, if any, of public market analysts,

•	announcements relating to our business or the business of our competitors,

•	changes in government payment levels,

•	adverse publicity regarding health maintenance organizations and other managed care organizations,

•	government action regarding member eligibility,

•	changes in state mandatory programs,

•	conditions generally affecting the managed care industry or our provider networks,

•	the success of our operating or acquisition strategy,

•	the operating and stock price performance of other comparable companies in the health care industry,

•	the termination of our Medicaid or CHIP contracts with state or county agencies, or subcontracts with other Medicaid managed care organizations that contract with such state or county agencies,

•	regulatory or legislative change,

•	general economic conditions, including unemployment rates, inflation, and interest rates, and

•	the factors set forth under “Risk Factors” in this prospectus supplement.

Our stock may not trade at the same levels as the stock of other health care companies or the market in general. Also, if the trading market for our stock does not continue to develop, securities analysts may not maintain or initiate research coverage of our Company and our shares, and this could depress the market for our shares.

Members of the Molina family own a majority of our capital stock, decreasing the influence of other stockholders on stockholder decisions.

Members of the Molina family, either directly or as trustees or beneficiaries of Molina family trusts, in the aggregate own or are entitled to receive upon certain events approximately 57% of our capital stock. Our president and chief executive officer, as well as our chief financial officer, are members of the Molina family, and they are also on our board of directors. Because of the amount of their shareholdings, Molina family members, if they were to act as a group with the trustees of their family trusts, have the ability to significantly influence all matters submitted to stockholders for approval, including the election and removal of directors, amendments to our charter, and any merger, consolidation, or sale of our Company. A significant concentration of share ownership can also adversely affect the trading price for our common stock because investors often discount the value of stock in companies that have controlling stockholders. Furthermore, the concentration of share ownership in the Molina family could delay or prevent a merger or consolidation, takeover, or other business combination that could be favorable to our stockholders. Finally, the interests and objectives of the Molina family may be different from those of our company or our other stockholders, and they may vote their common stock in a manner that is contrary to the vote of our other stockholders.

Future sales of our common stock or equity-linked securities in the public market could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

We may issue equity securities in the future, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Sales of a substantial number of shares of our common stock or other equity securities, including sales of shares in connection with any future acquisitions, could be substantially dilutive to our stockholders. These sales may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options, or warrants to purchase our common stock in the future and those stock appreciation rights, options, or warrants are exercised or as the restricted stock units vest, our stockholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase a pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our stockholders. Our certificate of incorporation provides that we have authority to issue 80,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of July 30, 2010, 25,836,000 shares of common stock and no shares of preferred or other capital stock were issued and outstanding.

It may be difficult for a third party to acquire our Company, which could inhibit stockholders from realizing a premium on their stock price.

We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These provisions may prohibit stockholders owning 15% or more of our outstanding voting stock from merging or combining with us. In addition, any change in control of our state health plans would require the approval of the applicable insurance regulator in each state in which we operate.

Our certificate of incorporation and bylaws also contain provisions that could have the effect of delaying, deferring, or preventing a change in control of our Company that stockholders may consider favorable or beneficial. These provisions could discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

•	a staggered board of directors, so that it would take three successive annual meetings to replace all directors,

•	prohibition of stockholder action by written consent, and

•	advance notice requirements for the submission by stockholders of nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

In addition, changes of control are often subject to state regulatory notification, and in some cases, prior approval.

We do not anticipate paying any cash dividends in the foreseeable future.

We have not declared or paid any dividends since our initial public offering in July 2003. While we have in the past and may again use our available cash to repurchase our securities, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Securities Exchange Act. All statements, other than statements of historical facts, included in this prospectus may be deemed to be forward-looking statements for purposes of the Securities Act and the Securities Exchange Act. We use the words “anticipate(s),” “believe(s),” “estimate(s),” “expect(s),” “intend(s),” “may,” “plan(s),” “project(s),” “will,” “would” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we will actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the forward-looking statements that we make. You should read these factors and the other cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus. We caution you that we do not undertake any obligation to update forward-looking statements made by us. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated as a result of, but not limited to, risk factors related to the following:

•	budgetary pressures on the federal and state governments and their resulting inability to fully fund Medicaid, Medicare, or CHIP, or to maintain current payment rates, benefit packages, or membership eligibility thresholds and criteria;

•	uncertainties regarding the impact of recently enacted Patient Protection and Affordable Care Act, including the funding provisions related to health plans, and uncertainties regarding the likely impact of other federal or state health care and insurance reform measures;

•	management of our medical costs, including rates of utilization that are consistent with our expectations;

•	the accurate estimation of incurred but not reported medical costs across our health plans;

•	the continuation and renewal of the government contracts of our health plans;

•	the integration of Molina Medicaid Solutions, including its employees, systems, and operations;

•	the retention and renewal of Molina Medicaid Solutions’ state government contracts on terms consistent with our expectations;

•	the accuracy of our operating cost and capital outlay projections for Molina Medicaid Solutions;

•	the timing of receipt and recognition of revenue under our various state contracts held by Molina Medicaid Solutions, including any changes to the anticipated start dates of operation at our Maine location;

•	cost recovery efforts by the state of Michigan from Michigan health plans with respect to allegedly incorrect statewide rates and enrollment errors;

•	government audits and reviews;

•	the establishment of a federal or state medical cost expenditure floor as a percentage of the premiums we receive;

•	the required establishment of a premium deficiency reserve in any of the states in which we operate;

•	up-coding by providers or billing in a manner at material variance with historic patterns;

•	approval by state regulators of dividends and distributions by our subsidiaries;

•	changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;

•	high dollar claims related to catastrophic illness;

•	the favorable resolution of litigation or arbitration matters;

•	restrictions and covenants in our credit facility;

•	the success of our efforts to leverage our administrative costs to address the needs associated with increased enrollment;

•	the relatively small number of states in which we operate health plans and the impact on the consolidated entity of adverse developments in any single health plan;

•	the availability of financing to fund and capitalize our acquisitions and start-up activities and to meet our liquidity needs;

•	retroactive adjustments to premium revenue or accounting estimates which require adjustment based upon subsequent developments;

•	a state’s failure to renew its federal Medicaid waiver;

•	an unauthorized disclosure of confidential member information;

•	changes generally affecting the managed care or Medicaid management information systems industries; and

•	general economic conditions, including unemployment rates.

The risk factors incorporated by reference or set forth above under the caption “Risk Factors” contain a further discussion of these and other important factors that could cause actual results to differ from expectations. Given these risks and uncertainties, we can give no assurances that any results or events projected or contemplated by our forward-looking statements will in fact occur and we caution investors not to place undue reliance on these statements.

USE OF PROCEEDS

We expect the net proceeds to us from this offering to be approximately $117.7 million (approximately $128.0 million if the underwriters’ overallotment option is exercised in full), after deducting the underwriting discount and estimated expenses of this offering, based on an assumed public offering price per share of $31.04 (the last reported sale price of our common stock on August 3, 2010). A $1.00 increase or decrease in the assumed public offering price per share of $31.04 would increase or decrease the net proceeds to us from the offering by approximately $3.8 million, assuming the number of shares offered by us, as indicated on the cover page of this prospectus supplement, remains the same and after deducting the underwriting discount and estimated expenses of this offering.

We intend to use the net proceeds from this offering:

•	to repay the outstanding indebtedness under our $200 million senior secured credit facility ($105.0 million as of July 30, 2010), which we use for working capital and other general corporate purposes, and which terminates in May 2012; interest accrues on outstanding amounts under the facility at a rate between 0.75% and 1.75% plus the LIBOR, or at a rate between 0% and 0.75% plus the base rate; the base rate equals the higher of the prime rate or 0.5% above the federal funds rate; our interest rate under the facility at July 30, 2010 was approximately 3.8%; and

•	for general corporate purposes, which may include the repayment of indebtedness, funding for acquisitions, capital expenditures, additions to working capital and to meet statutory capital requirements in new or existing states.

Pending such use, the proceeds may be invested temporarily in short-term, interest-bearing, investment-grade securities or similar assets.

We will not receive any of the proceeds from the sale of common stock by the selling stockholder.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “MOH.” The following table sets forth the high and low sales prices of our common stock for the periods indicated.

	High	Low

2010
3rd Quarter (through August 3, 2010)	$ 31.04	$ 27.23
2nd Quarter	31.20	25.00
1st Quarter	25.53	20.61
2009
4th Quarter	$23.49	$17.05
3rd Quarter	25.05	19.36
2nd Quarter	25.75	18.11
1st Quarter	22.74	16.22
2008
4th Quarter	$32.45	$16.12
3rd Quarter	42.61	24.08
2nd Quarter	30.50	22.68
1st Quarter	44.94	23.46

On August 3, 2010, the last sale price for our common stock as reported by the New York Stock Exchange was $31.04 per share.

For a description of our common stock and dividend policy, see “Description of Capital Stock” in the accompanying prospectus.

CAPITALIZATION

The following table sets forth (i) our cash and cash equivalents, long-term debt and capitalization as of June 30, 2010 on an actual basis and (ii) our cash and cash equivalents, long-term debt and capitalization on an as adjusted basis after giving effect to the sale of 4,000,000 shares of common stock offered on a firm commitment basis by this prospectus supplement and the application of the estimated net proceeds therefrom to repay outstanding indebtedness under our $200,000,000 senior secured credit facility.

	As of June 30, 2010
	Actual	As Adjusted (1)
	(In thousands)
	(Unaudited)

Cash and cash equivalents	$460,985	$473,637

Long-term debt:
Senior secured credit facility	$105,000	$ —
Convertible senior notes	161,409	161,409

Total long-term debt	$266,409	$161,409

Stockholders’ equity:
Common stock, $0.001 par value; 80,000 shares authorized; outstanding: 25,811 shares at June 30, 2010—actual; 29,811 shares at June 30, 2010—as adjusted	26	30
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	134,076	251,724
Accumulated other comprehensive loss	(2,039)	(2,039)
Retained earnings	435,791	435,791

Total stockholders’ equity	$567,854	$685,506

(1)	Calculated based on an assumed public offering price of $31.04 per share (the last reported sale price of our common stock on August 3, 2010), after deducting the underwriting discount and estimated expenses of this offering. Assuming the number of shares sold by us in the offering remains the same as set forth on the cover page of this prospectus supplement, a $1.00 increase or decrease in the assumed public offering price per share would increase or decrease, as applicable, our cash and cash equivalents, total long-term debt, additional paid-in capital, and total stockholders’ equity by approximately $3.8 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion with the sections of this prospectus supplement titled “Cautionary Statement on Forward-Looking Statements,” “Risk Factors,” and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and in our Annual Report on Form 10-K for the year ended December 31, 2009, which are incorporated herein by reference, and our consolidated financial statements and notes thereto included therein. We have omitted from this prospectus supplement certain sections contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

Results of Operations

Six Months Ended June 30, 2010 Compared with the Six Months Ended June 30, 2009

Summary of Consolidated Operating Results

Operating results for the six months ended June 30, 2010, compared with the six months ended June 30, 2009, were most significantly impacted by the following:

•	Increased premium revenue due to higher enrollment, partially offset by lower revenue per member per month, or PMPM. Medicare enrollment exceeded 20,000 members at June 30, 2010, and Medicare premium revenue was $117.9 million and $62.2 million for the six months ended June 30, 2010, and 2009, respectively.

•	Lower PMPM medical costs due to lower incidence of the influenza-related illnesses in 2010, improved hospital utilization, the transfer of pharmacy costs back to the states of Ohio and Missouri, and the implementation of various contracting and medical management initiatives.

•	Higher administrative and premium tax expenses for the health plan segment, driven in part by the cost of our Medicare expansion, and the acquisition of Molina Medicaid Solutions.

•	A $1.5 million gain on the purchase of our convertible senior notes recognized in the first quarter of 2009, with no comparable event in the first quarter of 2010.

•	The acquisition of Molina Medicaid Solutions effective May 1, 2010. The Molina Medicaid Solutions segment contributed $5.0 million to operating income for the six months ended June 30, 2010.

Health Plan Segment

Summary of Health Plan Segment Operating Results

Operating income for the six months ended June 30, 2010 decreased $6.0 million compared with the six months ended June 30, 2009. Improved medical margins during the six months ended June 30, 2010 were more than offset by:

•	$8.7 million in premium reductions retroactive to October 1, 2009 that were imposed by the state of Michigan;

•	$1.7 million in acquisition costs related to the acquisition of Molina Medicaid Solutions;

•	$12.2 million in additional premium tax; and

•	$23.3 million of additional administrative expense.

Premium Revenue

Premium revenue grew 8.9% in the six months ended June 30, 2010 compared with the six months ended June 30, 2009, due to a membership increase of nearly 10%. Premium revenue was reduced $8.7 million during the six months ended June 30, 2010 due to rate reductions in Michigan that were retroactive to October 1, 2009. The related reduction to medical expense was only $0.5 million. On a PMPM basis consolidated premium revenue decreased 2.7% because of declines in premium rates at several of our health plans. The most significant declines in premium rates were in Ohio and Missouri, due to the transfer of pharmacy risk back to the state, and in Washington. Washington premiums PMPM were lower during the six months ended June 30, 2010 compared with the six months ended June 30, 2009, as result of reductions made to both Medicaid premiums and fee schedules during the third quarter of 2009.

Medical Care Costs

The following table provides the details of our consolidated medical care costs for the periods indicated (dollars in thousands except PMPM amounts):

	Six Months Ended June 30,
	2009			2010
			% of			% of
	Amount	PMPM	Total	Amount	PMPM	Total

Fee for service	$1,006,207	$126.49	65.3%	$1,161,839	$130.52	69.9%
Capitation	272,800	34.29	17.7	273,896	30.77	16.5
Pharmacy	201,894	25.38	13.1	165,241	18.56	9.9
Other	60,193	7.57	3.9	61,453	6.90	3.7

Total	$1,541,094	$193.73	100.0%	$1,662,429	$186.75	100.0%

Medical care costs, in the aggregate, decreased 3.6% on a PMPM basis for the six months ended June 30, 2010 compared with the six months ended June 30, 2009, primarily due to the following:

•	The transfer of pharmacy risk back to the states of Ohio and Missouri,

•	A less severe flu season in 2010,

•	Reductions in Medicaid fee schedules subsequent to June 30, 2009, and

•	The implementation of various contracting and medical management initiatives.

Excluding pharmacy costs, medical care costs were flat on a PMPM basis for the six months ended June 30, 2010 compared with the six months ended June 30, 2009. Medical care costs as a percentage of premium revenue were 85.6% for the six months ended June 30, 2010 compared with 86.4% for the six months ended June 30, 2009.

Physician and outpatient costs increased 2.6% on a PMPM basis for the six months ended June 30, 2010, compared with the six months ended June 30, 2009. Although we continued to observe hospitals billing for more intensive levels of care for the six months ended June 30, 2010, as compared with the six months ended June 30, 2009, emergency room costs PMPM were stable as both utilization and cost per visit remained essentially unchanged. We attribute stable emergency room costs to, among other things, a less severe flu season when compared to 2009; changes in provider contracts and fee schedules; and our efforts to reduce inappropriate utilization.

Inpatient facility costs increased 2.5% on a PMPM basis for the six months ended June 30, 2010, compared with the six months ended June 30, 2009. Both utilization and unit costs increased slightly compared with the six months ended June 30, 2009.

Pharmacy costs (including the benefit of rebates) decreased 26.9% on a PMPM basis for the six months ended June 30, 2010, including our Missouri and Ohio health plans. The pharmacy benefit was transferred to the state of Missouri effective October 1, 2009, and was transferred to the state of Ohio effective February 1, 2010. Excluding these health plans, pharmacy costs increased 3.7% on a PMPM basis compared with the six months ended June 30, 2009 as a result of flat utilization and a moderate increase in unit costs.

Capitated costs decreased 10.3% on a PMPM basis compared with six months ended June 30, 2009 as a result of the recognition, in the second quarter of 2009, of $22 million in retroactive capitation expense at the New Mexico health plan that related to 2009 and 2008. The retroactive capitation expense at the New Mexico health plan was directly related to the receipt of $25.3 million in retroactive premium revenue in the second quarter of 2009. There was no corresponding retroactive adjustment in the second quarter of 2010.

Health Plan Segment Operating Data

The following summarizes member months, premium revenue, medical care costs, medical care ratio, and premium taxes by health plan for the six months ended June 30, 2009 and June 30, 2010 (dollars in thousands except PMPM amounts):

	Six Months Ended June 30, 2009
	Member	Premium Revenue		Medical Care Costs		Medical	Premium Tax
	Months	Total	PMPM	Total	PMPM	Care Ratio	Expense

California	2,011,000	$231,953	$115.34	$215,723	$107.27	93.0%	$6,711
Florida	136,000	39,030	287.03	35,123	258.29	90.0	—
Michigan	1,243,000	269,314	216.71	222,397	178.96	82.6	17,376
Missouri	463,000	116,848	252.53	95,556	206.51	81.8	—
New Mexico	499,000	196,226	393.53	172,276	345.50	87.8	5,082
Ohio	1,156,000	382,107	330.46	326,419	282.30	85.4	20,923
Texas	190,000	67,356	354.66	52,257	275.15	77.6	1,256
Utah	384,000	108,536	282.34	97,445	253.49	89.8	—
Washington	1,871,000	364,424	194.78	306,526	163.83	84.1	6,011
Other (1)	—	7,197	—	17,372	—	—	(4)

Total	7,953,000	$1,782,991	$224.14	$1,541,094	$193.73	86.4%	$57,355

	Six Months Ended June 30, 2010
	Member	Premium Revenue		Medical Care Costs		Medical	Premium Tax
	Months	Total	PMPM	Total	PMPM	Care Ratio	Expense

California	2,112,000	$248,461	$117.62	$213,567	$101.10	86.0%	$3,265
Florida	314,000	80,550	256.94	73,821	235.47	91.7	12
Michigan	1,354,000	312,114	230.45	261,212	192.87	83.7	19,650
Missouri	468,000	103,922	221.93	89,836	191.85	86.5	—
New Mexico	560,000	187,547	334.75	147,225	262.78	78.5	4,991
Ohio	1,368,000	431,032	315.20	346,900	253.68	80.5	33,517
Texas	246,000	82,693	336.46	71,464	290.77	86.4	1,386
Utah	451,000	123,474	273.66	122,435	271.36	99.2	—
Washington	2,029,000	367,258	181.05	318,302	156.91	86.7	6,656
Other (1)	—	4,854	—	17,667	—	—	64

Total	8,902,000	$1,941,905	$218.15	$1,662,429	$186.75	85.6%	$69,541

(1)	“Other” medical care costs represent primarily medically related administrative costs at the parent company.

Molina Medicaid Solutions Segment

We acquired Molina Medicaid Solutions effective May 1, 2010. The Molina Medicaid Solutions segment contributed $5.0 million to operating income for the six months ended June 30, 2010.

Performance of the Molina Medicaid Solutions segment for the two months ended June 30, 2010 is summarized as follows:

(In thousands)

Service revenue	$22,645
Amortization of purchased intangibles recorded as contra-service revenue	(1,591)

Net service revenue	21,054
Cost of service revenue	14,254
General and administrative costs	966
Amortization of purchased intangibles recorded as amortization expense	829

Operating income	$5,005

Consolidated Expenses and Other Income

General and Administrative Expenses

General and administrative expenses were $157.0 million, or 8.0% of total revenue, for the six months ended June 30, 2010, compared with $130.4 million, or 7.3% of total revenue, for the six months ended June 30, 2009.

The increase in the G&A ratio was primarily due to higher administrative expenses for the health plan segment, which includes all corporate-related administrative costs. Costs of the continuing build-out of the Medicare administrative structure added $5.7 million to administrative costs when compared with the six months ended June 30, 2009. Acquisition expenses associated with the acquisition of Molina Medicaid Solutions were $2.3 million during the six months ended June 30, 2010. Network and product expansions other than the Medicare line of business added $2.3 million to administrative expense during the six months ended June 30, 2010. Higher regulatory fees added $1.3 million to administrative expense during the six months ended June 30, 2010. All other health plan segment administrative costs increased by $14.0 million during the six months ended June 30, 2010. The cost of services shared between the health plan segment and Molina Medicaid Solutions segments is charged to the health plan segment. A portion of the $14.0 million increase in other administrative costs recorded at the health plan segment supported the integration of Molina Medicaid Solutions into our consolidated operations. Stand-alone administrative expenses of the Molina Medicaid Solutions segment were approximately $1.0 million.

	Six Months Ended June 30,
	2009		2010
		% of Total		% of Total
	Amount	Revenue	Amount	Revenue
	(Dollar amounts in thousands)

Medicare-related administrative costs	$8,847	0.5%	$14,521	0.7%
Non Medicare-related administrative costs:
Molina Medicaid Solutions segment administrative costs	—	—	966	0.1
Molina Medicaid Solutions acquisition costs	—	—	2,250	0.1
Health plan segment administrative payroll, including employee incentive compensation	98,316	5.5	109,885	5.6
All other health plan segment administrative expense	23,255	1.3	29,337	1.5

G&A expenses	$130,418	7.3%	$156,959	8.0%

Premium Tax Expense

Premium tax expense relating to the health plan segment premium revenue increased to 3.6% of premium revenue for the six months ended June 30, 2010, from 3.2% for the six months ended June 30, 2009, primarily due to the imposition of a higher premium tax rate in Ohio effective October 1, 2009.

Depreciation and Amortization

Depreciation and amortization expense specifically identified as such in the consolidated statements of income increased $2.6 million in the six months ended June 30, 2010, compared with the six months ended June 30, 2009, primarily due to depreciation of investments in infrastructure and the amortization of certain purchased intangibles associated with the acquisition of Molina Medicaid Solutions. Beginning in the second quarter of 2010, a portion of amortization expense has been recorded as contra-service revenue, rather than as part of depreciation and amortization expense. Additionally, most of the depreciation expense associated with the Molina Medicaid Solutions segment is recorded as cost of service revenue. The following table presents all depreciation and amortization expense recorded in the consolidated financial statements:

	Six Months Ended June 30,
	2009		2010
		% of Total		% of Total
	Amount	Revenue	Amount	Revenue
	(Dollar amounts in thousands)

Depreciation and amortization	$18,636	1.0%	$21,280	1.1%
Amortization expense recorded as contra- service revenue	—	—	1,591	0.1
Depreciation expense recorded as cost of service revenue	—	—	1,041	—

Depreciation and amortization reported in the consolidated statements of cash flows	$18,636	1.0%	$23,912	1.2%

Gain on Retirement of Convertible Senior Notes

In February 2009, we purchased and retired $13.0 million face amount of our convertible senior notes. We purchased the notes at an average price of $74.25 per $100 principal amount, for a total of $9.7 million. Including accrued interest, our total payment was $9.8 million. In connection with the purchase of the notes, we recorded a gain of $1.5 million ($0.04 per diluted share) in the first quarter of 2009.

Interest Expense

Interest expense increased to $7.5 million for the six months ended June 30, 2010, from $6.6 million for the six months ended June 30, 2009. We incurred higher interest expense relating to the $105 million draw on our credit facility (beginning May 1, 2010) to fund the acquisition. Interest expense includes non-cash interest expense relating to our convertible senior notes, which totaled $2.5 million, and $2.4 million for the six months ended June 30, 2010 and 2009, respectively.

Income Taxes

Income tax expense was recorded at an effective rate of 38.0% for the six months ended June 30, 2010 compared with 25.6% for the six months ended June 30, 2009. The lower rate in 2009 was primarily due to discrete tax benefits of $4.4 million recorded in the second quarter of 2009 as a result of settling tax examinations and the voluntary filing of certain accounting method changes.

Effective January 1, 2008 through December 31, 2009, our income tax expense included both the Michigan business income tax, or BIT, and the Michigan modified gross receipts tax, or MGRT. Effective January 1, 2010, we have recorded the MGRT as a premium tax and not as an income tax. We will continue to record the BIT as an income tax.

For the six months ended June 30, 2009, amounts for premium tax expense and income tax expense have been reclassified to conform to the presentation of MGRT as a premium tax. The MGRT amounted to $3.1 million and $2.2 million for the six months ended June 30, 2010, and 2009, respectively. There was no impact to net income for either period presented relating to this change.

NOTE:	For the remaining sections of this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the six months ended June 30, 2010, see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which is incorporated herein by reference.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary is a general discussion of the material United States federal income tax consequences of purchasing, owning, and disposing of our common stock by a non-U.S. holder that acquires our common stock pursuant to this offering. This discussion is limited to non-U.S. holders who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes);

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (1) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not consider:

•	U.S. federal estate and gift tax consequences, or U.S. state or local or non-U.S. tax consequences;

•	specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position;

•	the tax consequences for the shareholders, partners, or beneficiaries of a non-U.S. holder;

•	special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, hybrid entities, certain former citizens or former long-term residents of the United States, broker-dealers, and traders in securities; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment.

If a partnership (including for this purpose any entity or any arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of the shares of our common stock purchased in the offering, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships and partners should consult their tax advisors about the United States federal income tax consequences of purchasing, owning, and disposing of our common stock.

The following discussion is based on provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations, all as in effect on the date of this prospectus supplement, and all of which are subject to change, possibly on a retroactive basis. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal, state, local, and

non-U.S. income and other tax considerations with respect to acquiring, owning, and disposing of shares of our common stock.

Dividends

As discussed under “Price Range of our Common Stock and Dividends” above, we do not currently expect to make distributions with respect to our common stock. In the event that we do make distributions on our common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital and first reduce the non-U.S. holder’s basis in our common stock (but not below zero) and then will be treated as gain from the sale of our common stock.

We will have to withhold U.S. federal income tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

In order to claim the benefit of an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock. A non-U.S. holder that satisfies the requirements for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty are attributable to a permanent establishment in the United States) are taxed on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder was a U.S. person as defined under the Code. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on such a non-U.S. holder that is a foreign corporation.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax or any withholding thereof with respect to gain realized on a sale or other disposition of our common stock unless one of the following applies:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); in these cases, the non-U.S. holder will generally be taxed on its net gain derived from the disposition at the regular graduated rates in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax; or

•	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or a “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date you dispose of our common stock or the period you held our common stock. Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC. However, no assurance can be provided in this regard.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder is a resident.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on reportable payments on common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations may be reduced by backup withholding at the applicable rate (currently 28%).

The payment of the proceeds of the sale or other disposition of common stock by a non-U.S. holder to or through the U.S. office of any broker, U.S. or non-U.S., generally will be reported to the IRS and reduced by backup withholding, unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the IRS, unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States will be subject to information reporting (but not backup withholding) unless the broker receives a statement from the non-U.S. holder that certifies its status as a non-U.S. holder under penalties of perjury or the broker has documentary evidence in its files that the holder is a non-U.S. holder.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. These backup withholding and information reporting rules are complex and subject to change. Accordingly, non-U.S. holders are urged to consult their own tax advisors regarding the application of these rules to them.

Recently Enacted Withholding Legislation

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities after December 31, 2012. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to, among other things, undertake to identify accounts held by certain U.S. persons (including certain equity and debt holders of such institutions) or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners (which generally includes any U.S. person who directly or indirectly own more than 10% of the entity) or furnishes identifying information regarding each substantial U.S. owner. Non-U.S. Holders are urged to consult their tax advisors regarding this legislation.

The foregoing discussion of U.S. federal income tax considerations is general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to the particular tax consequences to you of purchasing, holding or disposing of our common stock, including the applicability and effect of any federal, state, local, or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholder and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Number
Underwriter	of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities Inc.
UBS Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
Stifel, Nicolaus & Company, Incorporated

Total	4,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the underwriting commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $      per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling stockholder		$—	$

The expenses of the offering, not including the underwriting discount, are estimated at $300,000 and are payable by us.

Overallotment Option

The selling stockholder has granted an option to the underwriters to purchase up to 250,000 shares at the public offering price, less the underwriting discount, and we have granted an option to the underwriters to purchase up to 350,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers, directors, significant stockholders and the selling stockholder have agreed, with certain limited exceptions, not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to the Company occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange

The shares are listed on the New York Stock Exchange under the symbol “MOH.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix, or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market, or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriters may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus supplement is available on the Internet web sites maintained by the underwriters for their subscription customers. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the web sites is not part of this prospectus supplement or accompanying prospectus.

Conflicts of Interest

As described in “Use of Proceeds,” the net proceeds of this offering will be used to repay borrowings under our senior secured credit facility. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., UBS Securities LLC, and Mitsubishi UFJ Securities (USA), Inc. are lenders and/or agents under our senior secured credit facility. As a result, certain of the net proceeds from this offering, not including underwriting compensation, will be paid to one or more affiliates of certain underwriters in connection with repayment of those borrowings. Because of the manner in which the proceeds will be used, the offering will be conducted in accordance with NASD Rule 2720(a). In accordance with that rule, no

“qualified independent underwriter” is required, because a bona fide public market exists in the shares, as that term is defined in the rule.

In addition, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the Managers to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Merrill Lynch, Pierce, Fenner & Smith for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus supplement does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the Issuer from time to time. This document as well as any other material relating to the shares is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This offering memorandum relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This offering memorandum is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this offering memorandum nor taken steps to verify the information set forth herein and has no responsibility for the offering memorandum. The shares to which this offering memorandum relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this offering memorandum you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for us by Boutin Gibson Di Giusto Hodell Inc., Sacramento, California, and certain legal matters in connection with this offering will be passed upon for the underwriters by Winston & Strawn LLP, New York, New York.

EXPERTS

The consolidated financial statements of Molina Healthcare, Inc. appearing in Molina Healthcare, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009, and Molina Healthcare, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov. Information about us, including our SEC filings, is also available at our Internet site at http://www.molinahealthcare.com. However, the information on our Internet site is not a part of this prospectus supplement.

This prospectus supplement incorporates by reference the documents set forth below that Molina has previously filed with the SEC. These documents contain important information about Molina’s business and finances. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in, or incorporated by reference in, this prospectus supplement.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010; and

•	Our Current Reports on Form 8-K filed May 5, 2010, May 10, 2010, and August 2, 2010.

We are also incorporating by reference additional documents that we file with the SEC under Sections 13(a), 13(e), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and termination or completion of this offering (excluding any information furnished pursuant to Items 2.02 or 7.01 on any current report on Form 8-K).

We encourage you to read our SEC reports, as they provide additional information about us which prudent investors find important. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus at no charge upon written or oral request made by contacting us at Molina Healthcare, Inc., Attention: Investor Relations, 200 Oceangate, Suite 100, Long Beach, CA 90802, Telephone: (562) 435-3666.

PROSPECTUS

$300,000,000

Molina Healthcare, Inc.

We may offer and sell, from time to time, in one or more offerings, up to $300,000,000 of any combination of the following securities:

•	common stock	•	securities purchase contracts
•	preferred stock	•	depositary shares
•	debt securities	•	units
•	warrants	•	common stock offered by selling stockholders

Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering, prices, and terms of the securities. The supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of our securities. We may sell the securities or we may distribute them through underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis through a public offering or negotiated purchases.

We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “MOH.”

Investing in our securities involves risks. See “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

Prospectus dated December 19, 2008

You should rely only on the information contained in or incorporated by reference in this prospectus and in any supplement to this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on their respective covers or the date of the document incorporated by reference.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using the SEC’s shelf registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings up to an aggregate offering price of $300,000,000. This prospectus only provides you with a general description of the securities we may offer. Each time we offer securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus. You should read this prospectus, the applicable prospectus supplement, and the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Documents By Reference.”

In this prospectus, the “Company,” “we,” “us” or “our” refers to Molina Healthcare, Inc. and its subsidiaries, except where the context makes clear that the reference is only to Molina Healthcare, Inc. itself and not its subsidiaries.

THE COMPANY

We are a multi-state managed care organization participating exclusively in government-sponsored health care programs for low-income persons, such as the Medicaid program and the State Children’s Health Insurance Program, or SCHIP. We also serve as small number of members who are dually eligible under both the Medicaid and the Medicare programs, and commencing in January 2007 we began to serve a small number of low-income Medicare members. We conduct our business primarily through nine licensed health plans in the states of California, Michigan, Missouri, Nevada, New Mexico, Ohio, Texas, Utah, and Washington. The health plans are locally operated by our respective wholly owned subsidiaries in those nine states, each of which is licensed as a health maintenance organization. In August 2008, we announced our intention to acquire Florida NetPASS, LLC (“NetPASS”), a provider of care management and administrative services to approximately 55,000 Florida MediPass members in South and Central Florida. We expect the closing of the transaction to occur in the first quarter of 2009, at a total purchase price of approximately $42 million, subject to adjustments. On October 1, 2008, we completed the initial closing of the transaction, under which we acquired one percent of the ownership interests of NetPASS for $9 million. Additionally, we deposited $9 million to an escrow account that will be used for the purpose of reimbursing the State of Florida for any sums due under a final settlement agreement with the state. Molina Healthcare of Florida will begin its initial enrollment of NetPASS members on January 1, 2009, with the full transition of NetPASS members expected to be completed later in the first quarter of 2009. The remainder of the purchase price for NetPASS in the approximate amount of $24 million will be paid at the final closing, at which time the remaining 99 percent of the ownership interests of NetPASS will be acquired by us.

Our principal executive offices are located at 200 Oceangate, Suite 100, Long Beach, CA 90802, and our telephone number is (562) 435-3666. Our website is located at www.molinahealthcare.com. Information contained on our website or linked to our website is not incorporated by reference into, or part of, this prospectus.

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. These risks will be set forth in a prospectus supplement relating to the securities to be offered by that prospectus supplement. You should carefully consider the important factors set forth under the heading “Risk Factors” in the applicable supplement to this prospectus before investing in any securities that may be offered.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Securities Exchange Act. All statements, other than statements of historical fact, that we include in this prospectus, any prospectus supplement or in the documents we incorporate by reference in this prospectus, may be deemed forward-looking statements for purposes of the Securities Act and the Securities Exchange Act. We use the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “would” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the forward-looking statements that we make, including the factors included in the documents we incorporate by reference in this prospectus. You should read these factors and the other cautionary statements made in the supplements to this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus and any document incorporated by reference. We caution you that we do not undertake any obligation to update forward-looking statements made by us.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities offered by this prospectus for working capital and other general corporate purposes. We may apply proceeds to fund working capital to, among other things:

•	increase market penetration within our current service areas;

•	pursue opportunities for the development of new markets;

•	expand services and products available to our members;

•	strengthen our capital base by increasing the statutory capital of our health plan subsidiaries; and

•	acquire businesses, assets, and technologies that are complementary to our business.

In particular, we may use proceeds to acquire Medicaid, SCHIP, and Medicare businesses, specialty services businesses, and contract rights in order to increase our membership and to expand our business into new service areas.

We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion to allocate our net proceeds. Pending application of our net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing instruments.

We will not receive any proceeds from the sale of shares by the selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Nine Months Ended
	September 30,		Fiscal Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003

Ratio of Earnings to Fixed Charges	9.1	13.3	11.9	15.6	11.0	27.8	21.9

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before taxes and fixed charges. Fixed charges consist of interest expense. For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock;

•	preferred stock;

•	debt securities;

•	warrants to purchase any of the securities listed above;

•	securities purchase contracts;

•	depositary shares; and

•	units.

In addition, up to 250,000 shares of common stock may be sold by the selling stockholders.

In this prospectus, we refer to the common stock, preferred stock, debt securities, warrants, securities purchase contracts, depositary shares, and units collectively as “securities.” The total dollar amount of all securities that we may sell will not exceed $300,000,000.

If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Unless indicated differently in a prospectus supplement, this section describes the terms of our common stock and preferred stock. The following description is only a summary and is qualified in its entirety by reference to applicable law, our certificate of incorporation and our bylaws. Copies of our certificate and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

We are authorized to issue 80,000,000 shares of common stock and 20,000,000 shares of preferred stock. Shares of each class have a par value of $0.001 per share. As of December 5, 2008, there were approximately 27,489,498 shares of our common stock and no shares of preferred stock outstanding. All outstanding shares of our common stock are fully paid and nonassessable.

Common Stock

Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Subject to any preference rights of holders of preferred stock, the holders of common stock are entitled to receive dividends, if any, declared from time to time by the directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of preferred stock to prior distribution.

Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable and any shares of common stock offered and sold pursuant to this prospectus and the applicable supplement to this prospectus will, upon delivery, be fully paid and nonassessable.

Dividends

We have not declared any cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Preferred Stock

The following is a general description of our preferred stock. The applicable prospectus supplement will describe the specific terms of any series of preferred stock offered through that prospectus supplement. The rights, preferences, privileges, and restrictions of the preferred stock of each series will be fixed by the certificate of designations relating to that series and will be filed with the SEC with an amendment to the registration statement of which this prospectus is a part or a report on Form 8-K at the time such series of preferred stock is offered.

Pursuant to our amended and restated certificate of incorporation, our board of directors is authorized, subject to any limitations prescribed by the state of Delaware and without any further action by the stockholders, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof, and to increase or decrease the shares of any such series (but not below the number of shares of such series then outstanding). As of the date of this prospectus, no shares of our preferred stock were outstanding.

A prospectus supplement with respect to the issuance of a series of preferred stock will specify:

•	the maximum number of shares;

•	the designation of the shares;

•	the annual dividend rate, if any, of the shares, whether the dividend rate is fixed or variable, whether the series of preferred stock will be issued with original issue discount and, if so, the computed dividend rate thereon, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•	the price and the terms and conditions for redemption, if any, of the shares, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, of the shares, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision of the shares, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•	the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	if applicable, any material United States federal income tax consequences relating to such series of preferred stock;

•	the voting rights, if any, of the shares; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions relating to such series of preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

•	restricting dividends on the common stock,

•	diluting the voting power of the common stock,

•	impairing the liquidation rights of the common stock, or

•	delaying or preventing a change of control of our Company.

All shares of preferred stock offered and sold pursuant to this prospectus and the applicable supplement to this prospectus, upon delivery, will be fully paid and nonassessable. There are currently no shares of preferred stock outstanding.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales, or other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15.0% or more of the corporation’s outstanding voting stock. The statute could delay, defer, or prevent a change of control of our Company.

Some provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in one’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

The issuance of additional shares of common stock could have the effect of delaying, deferring, or preventing a change of control, even if such change in control would be beneficial to our stockholders.

The terms of certain provisions of our certificate of incorporation and bylaws may have the effect of discouraging a change in control. Such provisions include the requirement that all stockholder action must be effected at a duly-called annual meeting or special meeting of the stockholders and the requirement that stockholders follow an advance notification procedure for stockholder business to be considered at any annual meeting of the stockholders.

Classified Board of Directors

Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors is elected each year. These provisions, when coupled with the provision of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

Cumulative Voting

Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Our certificate of incorporation expressly denies stockholders the right to cumulative voting in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude, delay or discourage stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Stockholder Action; Special Meeting of Stockholders

Our certificate of incorporation eliminates the ability of stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by our Chairman of the Board, Chief Executive Officer, President, a majority of our directors or a committee of the board of directors specifically designated to call special meetings of stockholders. These provisions may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to effect a change in our control or change in our management by means of a proxy contest, tender offer, merger or otherwise.

Charter Amendments

Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws requires a greater percentage.

Transfer Agent Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “MOH.”

DESCRIPTION OF DEBT SECURITIES

General

We may issue debt securities from time to time in one or more series, including senior debt securities and subordinated debt securities. This section summarizes the material terms of our senior and subordinated debt securities that will be common to all series of such debt securities. Most of the financial and other terms of any series of debt securities that we offer will be described in the prospectus supplement to be attached to the front of this prospectus. The senior and subordinated debt securities will be issued under an indenture between us and a bank or trust company which will be identified in a prospectus supplement, as trustee. The indentures for the senior and subordinated debt securities will be subject to and governed by the Trust Indenture Act of 1939, as amended, or Trust Indenture Act.

Senior and Subordinated Debt Securities

This section is a summary of the material terms of the indentures for the senior and subordinated debt securities and does not describe every aspect of the debt securities that may be issued under these indentures. We urge you to read the indentures for the senior and subordinated debt securities because they, and not this description, define your rights as a holder of these debt securities. Some of the definitions are repeated in this section, but for the rest you will need to read the indentures for the senior and subordinated debt securities. We have filed the forms of the indentures for the senior and subordinated debt securities as exhibits to a registration statement that we have filed with the SEC, of which this prospectus is a part. See “Where You Can Find More Information” and “Incorporation of Documents By Reference” for information on how to obtain copies of the indentures.

We can issue an unlimited amount of debt securities under the indentures for the senior and subordinated debt securities. However, certain of our existing or future debt agreements may limit the amount of senior and subordinated debt securities we may issue. We can issue senior and subordinated debt securities from time to time and in one or more series as determined by us. In addition, we can issue senior and subordinated debt securities of any series with terms different from the terms of senior and subordinated debt securities of any other series and the terms of particular senior and subordinated debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of senior and subordinated debt securities. The senior and subordinated debt securities will be unsecured obligations of our Company.

Because we may issue both senior debt securities and subordinated debt securities, our references in this section to the debt securities are to each of the senior and subordinated debt securities and our references to the indenture are to each of the indentures for the senior and subordinated debt securities, unless the context requires otherwise. In this section, we refer to the senior and subordinated debt securities collectively as the “debt securities” and we refer to the indentures for the senior and subordinated debt securities collectively as the “indentures.”

The applicable prospectus supplement for a series of debt securities we issue will describe, among other things, the following terms of the offered debt securities:

•	The title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities.

•	The aggregate principal amount of the debt securities, the percentage of their principal amount at which the debt securities will be issued, and the date or dates when the principal of the debt securities will be payable or how those dates will be determined.

•	The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, and how the rate or rates will be determined.

•	The date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, any regular record dates for these payments or how these dates will be determined, and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months.

•	The place or places of payment, transfer, conversion, and exchange of the debt securities and where notices or demands to or upon us in respect of the debt securities may be served.

•	Provisions relating to subsidiary guarantees, if any.

•	Any optional redemption provisions.

•	Any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities.

•	Whether the amount of payments of principal of, or premium, if any, or interest on the debt securities will be determined with reference to an index, formula, or other method, which could be based on one or more commodities, equity indices, or other indices, and how these amounts will be determined.

•	Any changes or additions to the events of default under the applicable indenture or our covenants, including additions of any restrictive covenants, with respect to the debt securities.

•	If not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or how that portion will be determined.

•	Any changes or additions to the provisions concerning defeasance and covenant defeasance contained in the indentures that will be applicable to the debt securities.

•	Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.

•	If other than the trustee, the name of any paying agent, security registrar, and transfer agent for the debt securities.

•	If the debt securities are not to be issued in book-entry form only and held by DTC, as depositary, the form of such debt securities, including whether such debt securities are to be issuable in permanent or temporary global form, as registered securities, bearer securities or both, any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa, if permitted by applicable law and regulations.

•	If other than U.S. dollars, the currency or currencies of such debt securities.

•	The person to whom any interest in a debt security will be payable, if other than the registered holder at the close of business on the regular record date.

•	The denomination or denominations that the debt securities will be issued, if other than denominations of $1,000 or any integral multiples thereof in the case of registered securities and $5,000 or any integral multiples thereof in the case of bearer securities.

•	Whether such debt securities will be convertible into or exchangeable for any other securities and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable.

•	A discussion of any material United States federal income tax considerations applicable to the debt securities.

•	Whether and under what circumstances we will pay additional amounts to holders of debt securities in respect of any tax assessment or government charge and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts.

•	Any other terms of the debt securities that are consistent with the provisions of the indentures.

For purposes of this prospectus, any reference to the payment of principal of, any premium on, or any interest on, debt securities will include additional amounts if required by the terms of such debt securities.

The indentures do not limit the amount of debt securities that we are authorized to issue from time to time. The indentures also provide that there may be more than one trustee thereunder, each for one or more series of debt securities. At a time when two or more trustees are acting under the applicable indenture, each with respect to only certain series, the term “debt securities” means the series of debt securities for which each respective trustee is acting. If there is more than one trustee under the applicable indenture, the powers and trust obligations of each trustee will apply only to the debt securities for which it is trustee. If two or more trustees are acting under the applicable indenture, then the debt securities for which each trustee is acting would be treated as if issued under separate indentures.

We may issue debt securities with terms different from those of debt securities that may already have been issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series unless the reopening was restricted when that series was created.

There is no requirement that we issue debt securities in the future under any indenture, and we may use other indentures or documentation containing different provisions in connection with future issues of other debt securities.

We may issue the debt securities as original issue discount securities, which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the United States federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

•	the conversion price or exchange ratio, or the calculation method for such price or ratio;

•	the conversion or exchange period, or how such period will be determined;

•	if conversion or exchange will be mandatory or at our option or at the option of the holder;

•	any requirements with respect to the reservation of shares of securities for purposes of conversion;

•	provisions for adjustment of the conversion price or the exchange ratio; and

•	provisions affecting conversion or exchange in the event of the redemption of the debt securities.

Such terms may also include provisions under which the number or amount of other securities to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other securities as of a time stated in the prospectus supplement.

Form, Exchange, and Transfer

The debt securities will be issued:

•	as registered securities; or

•	if so provided in the prospectus supplement, as bearer securities (unless otherwise stated in the prospectus supplement, with interest coupons attached); or

•	in global form, see “—Legal Ownership of Securities—Global Securities;” or

•	in denominations that are even multiples of $1,000, in the case of registered securities, and in even multiples of $5,000, in the case of bearer securities, unless otherwise specified in the applicable prospectus supplement.

You may have your registered securities divided into registered securities of smaller denominations or combined into registered securities of larger denominations, as long as the aggregate principal amount is not changed. This is called an “exchange.”

You may exchange or transfer registered securities of a series at the office of the trustee described in the debt securities. The trustee maintains the list of registered holders and acts as our securities registrar for registering debt securities in the names of holders and transferring debt securities. However, we may appoint another trustee to act as our securities registrar or we may act as our own securities registrar. If we designate additional securities registrars, they will be named in the prospectus supplement. We may cancel the designation of any particular securities registrar. We may also approve a change in the office through which any securities registrar acts. If provided in the prospectus supplement, you may exchange your bearer securities for registered securities of the same series so long as the total principal amount is not changed. Unless otherwise specified in the prospectus supplement, bearer securities will not be issued in exchange for registered securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may in certain circumstances be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the transfer agent is satisfied with your proof of ownership and/or transfer documentation.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities for 15 days before the day we mail the notice of redemption or publish such notice (in the case of bearer securities) and ending on the day of that mailing or publication in order to freeze the list of holders to prepare the mailing. At our option, we may mail or publish such notice of redemption through an electronic medium. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Paying and Paying Agents

If you are a holder of registered securities, we will pay interest to you if you are a direct holder in the list of registered holders at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular time and day, usually about two weeks in advance of the interest due date, is called the “Regular Record Date” and will be stated in the applicable prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the Regular Record Date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest.”

With respect to registered securities, we will pay interest, principal and any other money due on the debt securities at the place and time described in the debt securities. You must make arrangements to have your payments picked up at or wired from that place. We may also choose to pay interest by mailing checks or making wire transfers.

“Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

If bearer securities are issued, unless otherwise provided in the prospectus supplement, we will maintain an office or agency outside the United States for the payment of all amounts due on the bearer securities. If debt securities are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain an office or agency for such debt securities in any city located outside the United States required by such stock exchange. The initial locations of such offices and agencies will be specified in the prospectus supplement. Unless otherwise provided in the prospectus supplement, payment of interest on any bearer securities on or before maturity will be made only against surrender of coupons for such interest installments as they mature. Unless otherwise provided in the prospectus supplement, no payment with respect to any bearer security will be made at any office or agency of our Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal, premium and interest, if any, on bearer securities payable in U.S. dollars may be made at the office of our paying agent described in a prospectus supplement, but only if payment of the full amount in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to registered holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent. We must notify you of changes in identities of the paying agents for any particular series of debt securities.

Notices

With respect to registered securities, the Company and the trustee will send notices regarding the debt securities only to registered holders, using their addresses as listed in the list of registered holders. With respect to bearer securities, the Company and the trustee will give notice by publication in a newspaper of general circulation in the City of New York or in such other cities that may be specified in a prospectus supplement. At our option, we may send or publish notices through an electronic medium as specified in the applicable prospectus supplement.

Events of Default

You will have special rights if an event of default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

The term “event of default” in respect of the debt securities of your series means any of the following:

•	We do not pay the principal of or any premium on a debt security of such series on its due date.

•	We do not pay interest on a debt security of such series within 30 days of its due date whether at maturity, upon redemption, or upon acceleration.

•	We do not deposit any sinking fund payment in respect of debt securities of such series on its due date.

•	We remain in breach of a covenant in respect of debt securities of such series for 60 days after we receive a written notice of default stating we are in breach and requiring that we remedy the breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of such series.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency, or reorganization occur.

•	Any other event of default in respect of debt securities of such series described in the prospectus supplement occurs.

The events of default described above may be added to or modified as described in the applicable prospectus supplement. An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs.  If an event of default has occurred and has not been cured with respect to one or more series of debt securities, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. Only a portion of the principal is payable if the securities were issued at a discount. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency, or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. There are special notice and timing rules which apply to the acceleration of subordinated debt securities which are designed to protect the interests of holders of senior debt. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the debt securities of the affected series if (1) we have paid or deposited with the trustee a sum sufficient in cash to pay all principal, interest, and additional amounts, if any, which have become due other than by the declaration of acceleration of maturity, (2) all existing events of default, other than the nonpayment of principal of or premium or interest, if any, on the debt securities of such series which have become due solely because of the acceleration, have been cured or waived and (3) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of the holders unless the holders offer the trustee reasonable protection from expenses and liability, called an “indemnity.” If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method, and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy accruing upon any event of default will be treated as a waiver of such right, remedy, or event of default.

Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of not less than 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during the 60-day period.

However, notwithstanding the conditions described above, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than (1) the payment of principal, any premium or interest or (2) in respect of a covenant or other provision that cannot be modified or amended without the consent of each holder.

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction or to make a request of the trustee and to make or cancel a declaration of acceleration.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indentures and the debt securities, or else specifying any default.

Merger or Consolidation

Under the terms of the indentures, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	either we will be the surviving corporation or, if we merge out of existence or sell assets, the entity into which we merge or to which we sell assets must agree to be legally responsible for the debt securities;

•	immediately after the merger or transfer of assets, no default on the debt securities shall have occurred and be continuing. A default for this purpose includes any event that would be an event of default if the requirements for giving a default notice or of having the default exist for a specific period of time were disregarded;

•	we must deliver certain certificates and documents to the trustee; and

•	we must satisfy any other requirements specified in the prospectus supplement.

Modification or Waiver

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Approval of Each Holder.  First, there are changes that cannot be made to your debt securities without the approval of each holder. Following is a list of those types of changes:

•	changing the stated maturity of the principal of or interest on a debt security;

•	reducing any amounts due on a debt security or payable upon acceleration of the maturity of a security following a default;

•	adversely affecting any right of repayment at the holder’s option;

•	changing the place (except as otherwise described in this prospectus) or currency of payment on a debt security;

•	impairing your right to sue for payment or to convert or exchange a security;

•	in the case of subordinated debt securities, modifying the subordination provisions in a manner that is adverse to holders of the subordinated debt securities;

•	in the case of senior debt securities, modifying the securities to subordinate the securities to other indebtedness;

•	reducing the percentage of holders of debt securities whose consent is needed to modify or amend the indentures;

•	reducing the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indentures or to waive certain defaults;

•	reducing the requirements for quorum or voting with respect to the debt securities;

•	modifying any other aspect of the provisions of the indentures dealing with modification and waiver except to increase the voting requirements;

•	change in any of our obligations to pay additional amounts which are required to be paid to holders with respect to taxes imposed on such holders in certain circumstances; and

•	other provisions, if any, specified in the prospectus supplement.

Changes Requiring a Majority Vote.  The second type of change to the indentures and the outstanding debt securities is the kind that requires a vote in favor by holders of outstanding debt securities owning a majority of the principal amount of the particular series affected. Separate votes will be needed for each series even if they are affected in the same way. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of certain covenants in the applicable indenture, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the outstanding debt securities listed in the first category described previously under “—Senior and Subordinated Debt Securities—Changes Requiring Approval of Each Holder” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval.  The third type of change does not require any vote by holders of outstanding debt securities. This type is limited to clarifications, curing ambiguities, defects, or inconsistencies and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. Qualifying or maintaining the qualification of the indentures under the Trust Indenture Act does not require any vote by holders of debt securities.

Further Details Concerning Voting.  When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default; and

•	for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “—Senior and Subordinated Debt Securities—Defeasance—Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indentures.

We are not required to set a record date. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify. We may shorten or lengthen this period from time to time.

“Street name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indentures or the debt securities or request a waiver.

Satisfaction and Discharge

The indentures will cease to be of further effect, and we will be deemed to have satisfied and discharged the indentures with respect to a particular series of debt securities, when

(1)	either:

•	all debt securities of that series have been delivered to the trustee for cancellation; or

•	all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year; we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the debt securities of that series that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit (for debt securities that have become due and payable) or to the stated maturity or the redemption date, as the case may be (for debt securities that have not become due and payable); and

(2)	the following conditions have been satisfied:

•	we have paid or caused to be paid all other sums payable under the indentures in respect of that series; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating that all these conditions have been complied with.

Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we choose to do so, we will state that in the applicable prospectus supplement and describe any changes to these provisions.

Full Defeasance.  If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called “full defeasance,” if we put in place the following other arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other registered holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates including, possibly, their earliest redemption date.

•	Under current federal tax law, the deposit and our legal release from the debt securities would likely be treated as though you surrendered your debt securities in exchange for your share of the cash and notes or bonds deposited in trust. In that event, you could recognize income, gain or loss on the debt securities you surrendered. In order for us to effect a full defeasance we must deliver to the trustee a legal opinion confirming that you will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and that you will not be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	We must comply with any additional provisions set forth in the prospectus supplement.

If we accomplish a full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from any applicable subordination provisions on the subordinated debt securities described below under “—Senior and Subordinated Debt Securities—Subordination.”

Covenant Defeasance.  Under current federal tax law, we can make the same type of deposit described above and be released from the restrictive covenants in the debt securities, if any. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities, and you would be released from any applicable subordination provisions on the subordinated debt securities described later under “—Senior and Subordinated Debt Securities—Subordination.” In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other registered holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	We must comply with any additional provisions set forth in the prospectus supplement.

If we accomplish covenant defeasance, the following provisions of the indentures and the debt securities would no longer apply unless otherwise specified:

•	our promises regarding conduct of our business and other matters and any other covenants applicable to the series of debt securities that will be described in the prospectus supplement; and

•	the definition of an event of default as a breach of such covenants that may be specified in the prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurs (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, of course, you may not be able to obtain payment of the shortfall.

In order to exercise either full defeasance or covenant defeasance, we must comply with certain conditions, and no event or condition can exist that would prevent us from making payments of principal, premium, and interest, if any, on the debt securities of such series on the date the irrevocable deposit is made or at any time during the period ending on the 91st day after the deposit date.

Ranking

Unless provided otherwise in the applicable prospectus supplement, the debt securities will not be secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The senior debt securities will not be subordinated to any of our other debt obligations and, therefore, they will rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated debt securities will rank junior to our Senior Indebtedness (as such term is defined in the subordinated indenture) and equally with all our other unsecured and subordinated debt. See “—Senior and Subordinated Debt Securities—Subordination.”

Subordination

Unless the prospectus supplement provides otherwise, the following provisions will apply to the subordinated debt securities:

The payment of principal, any premium and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our Senior Indebtedness. This means that in certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our Senior Indebtedness will be entitled to receive payment in full of all amounts that are due or will become due on the Senior Indebtedness before you and the other holders of subordinated debt securities will be entitled to receive any payment or distribution (other than in the form of subordinated securities) on the subordinated debt securities. These circumstances may include the following:

•	We make a payment or distribute assets to creditors upon any liquidation, dissolution, winding up or reorganization of our Company, or as part of an assignment or marshalling of our assets for the benefit of our creditors.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or similar proceedings occur.

•	The maturity of the subordinated debt securities is accelerated. For example, the entire principal amount of a series of subordinated debt securities may be declared to be due and payable and immediately payable or may be automatically accelerated due to an event of default as described under “—Senior and Subordinated Debt Securities—Events of Default.”

In addition, in general, we will not be permitted to make payments of principal, any premium or interest on the subordinated debt securities if we default in our obligation to make payments on our Senior Indebtedness and do not cure such default. We are also prohibited from making payments on subordinated debt securities if an event of default (other than a payment default) that permits the holders of Senior Indebtedness to accelerate the maturity of the Senior Indebtedness occurs and the Company and the trustee have received a notice of such event of default. However, unless the Senior Indebtedness has been accelerated because of that event of default, this payment blockage notice cannot last more than 179 days.

These subordination provisions mean that if we are insolvent, a holder of Senior Indebtedness is likely to ultimately receive out of our assets more than a holder of the same amount of our subordinated debt securities, and a creditor of our Company that is owed a specific amount but who owns neither our Senior Indebtedness nor our subordinated debt securities may ultimately receive less than a holder of the same amount of Senior Indebtedness and more than a holder of subordinated debt securities.

The subordinated indenture does not limit the amount of Senior Indebtedness we are permitted to have.

If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

Guarantees

A series of debt securities may be guaranteed by one or more of our subsidiaries, if those guarantees are provided for in the supplemental indenture relating to that series of debt securities. If guarantees are issued in connection with any debt securities, the terms of those guarantees and the names of our subsidiaries which are providing the guarantees will be identified in the applicable prospectus supplement.

The Trustee

The initial trustee under each indenture will be identified in a prospectus supplement. Unless the prospectus supplement provides otherwise, the trustee will also be the initial paying agent and registrar for the debt securities.

The indentures provide that, except during the continuance of an event of default under the indentures, the trustee under the indentures will perform only such duties as are specifically set forth in the indentures. Under the indentures, the holders of a majority in outstanding principal amount of the debt securities will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the trustee under the indentures, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee under the indentures will exercise such rights and powers vested in it under the indentures and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indentures and provisions of the Trust Indenture Act incorporated by reference in the indentures contain limitations on the rights of the trustee under such indentures, should it become a creditor of our Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the indentures is permitted to engage in other transactions. However, if the trustee under the indentures acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

The trustee may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities under the indentures, each such trustee shall be a trustee of a trust separate and apart from the trust administered by any other such trustee and any action described herein to be taken by the “trustee” may then be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee.

In the event that an entity is the trustee under both the senior indenture and the subordinated indenture, and a conflict of interest arises as a result, the trustee must resign as trustee under (1) either of the indentures or, if this does not eliminate the conflict of interest, (2) both the indentures.

Legal Ownership of Securities

Holders of Securities

Book-Entry Holders.  We will issue debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. If securities are issued in book-entry form, this means the securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

We will only recognize the person in whose name a security is registered as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and all payments on the securities will be made to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in securities issued in book-entry form will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, not holders, of the securities.

Street Name Holders.  In the future, we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and all payments on those securities will be made to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders.  We, and any third parties employed by us or acting on your behalf, such as trustees, depositories and transfer agents, are obligated only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the legal holder, we have no further responsibility for the payment or notice even if that legal holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve ourselves of the consequences of a default or of our obligation to comply with a particular provision of the indenture), we would seek the approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the legal holders contact the indirect holders is up to the legal holders.

When we refer to you, we mean those who invest in the securities being offered by this prospectus, whether they are the legal holders or only indirect holders of those securities. When we refer to your securities, we mean the securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders.  If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a legal holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple securities that have different terms and are issued at different times. We call this kind of global security a master global security.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominee. The financial institution that is selected for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as the DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise or as otherwise described in the prospectus supplement. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities.  As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead will deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name and cannot obtain physical certificates for his or her interest in the securities, except in the special situations we describe below.

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “—Legal Ownership of Securities—Holders of Securities” above.

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. Neither we nor any third parties employed by us or acting on your behalf, such as trustees and transfer agents, have any responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. The Company and the trustee do not supervise the depositary in any way.

•	The DTC requires that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well.

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor, and are not responsible for, the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated.  In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “—Legal Ownership of Securities—Holders of Securities.”

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within a specified time period;

•	if we elect to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and it has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply to a particular series of securities covered by the prospectus supplement. If a global security is terminated, only the depositary is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Governing Law

The indentures for the senior and subordinated debt securities and the senior and subordinated debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants, including warrants to purchase common stock, preferred stock, debt securities, or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and a warrant agent as detailed in the prospectus supplement relating to warrants being offered. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount, and terms of the offered securities purchasable upon exercise of the warrants;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF SECURITIES PURCHASE CONTRACTS

This section describes the general terms of the securities purchase contracts and that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each securities purchase contract. The accompanying prospectus supplement may add, update, or change the terms and conditions of the securities purchase contracts described in this prospectus.

Stock Purchase Contracts

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contracts, either (a) our senior debt securities or subordinated debt securities or (b) debt obligations of third parties, including U.S. Treasury securities. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the general terms of any stock purchase contracts or stock purchase units, as well as any material United States federal income tax considerations applicable to the stock purchase contracts and the stock purchase units. We will file with the SEC forms of any stock purchase contracts to be issued either separately or as a part of stock purchase units.

Debt Purchase Contracts

We may issue debt purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified principal amount of debt securities at a future date or dates. The purchase price and the interest rate may be fixed at the time the debt purchase contracts are issued or may be determined by reference to a specific formula set forth in the debt purchase contracts. The debt purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid debt purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original debt purchase contract.

The debt purchase contracts may be issued separately or as a part of units consisting of debt purchase contracts and, as security for the holder’s obligations to purchase the securities under the debt purchase contracts, either (a) our senior debt securities or subordinated debt securities or (b) debt obligations of third parties, including U.S. Treasury securities. The debt purchase contracts may require us to make periodic payments to the holders of the debt purchase units or vice versa, and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the general terms of: (a) any debt purchase contracts or debt purchase units; (b) the collateral arrangements and depositary arrangements, if applicable, relating to such debt purchase contracts or debt purchase units; and (c) if applicable, the prepaid debt purchase contracts and the document pursuant to which such prepaid debt purchase contracts will be issued. In addition, such prospectus supplement will describe any material United States federal income tax considerations applicable to the debt purchase contracts and the debt purchase units. We will file with the SEC forms of any debt purchase contracts that may be issued separately or as a part of debt purchase units.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer depositary shares represented by depositary receipts. If we so elect, each depositary share will represent a fractional interest in a share of preferred stock with the amount of the fractional interest to be specified in the applicable prospectus supplement. If we issue depositary shares representing interests in shares of preferred stock, those shares of preferred stock will be deposited with a depositary.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

DESCRIPTION OF UNITS

We may issue units from time to time in such amounts and in as many distinct series as we determine.

We will issue each series of units under a unit agreement to be entered into between us and a unit agent to be designated in the applicable prospectus supplement. When we refer to a series of units, we mean all units issued as part of the same series under the applicable unit agreement.

We will describe the specific terms of a series of units and the applicable unit agreement in the applicable prospectus supplement. The following description and any description of the units in the applicable prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable unit agreement. A form of the unit agreement reflecting the particular terms and provisions of a series of offered units will be filed with the SEC in connection with the offering and incorporated by reference in the registration statement and this prospectus.

We may issue units consisting of any combination of two or more securities described in this prospectus or securities of third parties, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

If units are offered, the applicable prospectus supplement will describe the terms of the units, including the following:

•	the designation and aggregate number of, and the price at which we will issue, the units;

•	the terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may or may not be held or transferred separately;

•	the name of the unit agent;

•	a description of the terms of any unit agreement to be entered into between us and a bank or trust company, as unit agent, governing the units;

•	if applicable, a discussion of the U.S. federal income tax consequences;

•	whether the units will be listed on any securities exchange; and

•	a description of the provisions for the payment, settlement, transfer, or exchange of the units.

SELLING STOCKHOLDERS

The Molina Siblings Trust, of which John C. Molina is the sole trustee (the “selling stockholder”), may from time to time offer and sell up to 250,000 shares of our common stock owned by it. The following table sets forth as of December 5, 2008 the number of shares of our common stock that may be offered under the prospectus by the selling stockholder and the number of shares of our common stock to be owned by the selling stockholder after the offering is completed (assuming that all of the shares of common stock offered for sale in the prospectus are sold). The number of shares in the column “Number of Shares Being Offered” represents all of the shares of our common stock that the selling stockholder may offer under this prospectus:

	Shares of Common Stock			Shares Owned
	Owned Prior to Offering		Number of Shares	After Offering (1)
Selling Stockholder	Number	Percent	Being Offered	Number	Percent

Molina Siblings Trust (2)	2,476,226	9.0%	250,000	2,226,226	8.1%

(1)	Assumes that all of the shares of common stock offered pursuant to this prospectus, but not any other shares of common stock beneficially owned by the selling stockholder are sold.

(2)	John C. Molina, the sole trustee of the Molina Siblings Trust, has served on our Board of Directors since 1994, and has served as our Chief Financial Officer since 2003.

We cannot advise you as to whether the selling stockholder will in fact sell any of its shares. Information about the selling stockholder may change from time to time. In addition to the selling stockholder named above, this offering may include other selling stockholders. Any changed information and names of any additional selling stockholders will be set forth in one or more supplements to this prospectus. The applicable prospectus supplement will also include the number of shares of common stock that may be offered under this prospectus and the related prospectus supplement by such selling stockholders and the number of shares of our common stock to be owned by such selling stockholders after the offering is completed. Finally, with respect to any additional selling stockholders, the related prospectus supplement will indicate the nature of any position, office, or other material relationship which that additional selling stockholder has had with us during the past three years. For information on the procedures for sales by the selling stockholders, see “Plan of Distribution” below.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Direct Sales

We may sell the securities directly to institutional investors or others. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

To Underwriters

The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities or any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased.

Through Agents and Dealers

We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

General Information

Underwriters, dealers, and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Certain of any such underwriters and agents, including their associates, may be customers of, engage in transactions with and perform services for us, and our affiliates or the selling stockholders in the ordinary course of business. One or more of our affiliates may from time to time act as an agent or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the securities will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate.

Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange, other than shares of our common stock. The securities, except for our common stock, will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

LEGAL MATTERS

Certain legal matters in connection with the offered securities will be passed upon for us by a law firm identified in a prospectus supplement to this prospectus. Certain legal matters in connection with the offered securities will be passed on for the underwriter(s), dealer(s), or agents by a law firm identified in a prospectus supplement to this prospectus.

EXPERTS

The consolidated financial statements of Molina Healthcare, Inc. appearing in Molina Healthcare, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of Molina Healthcare, Inc.’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Alliance for Community Health LLC d/b/a Mercy CarePlus as of December 31, 2006 incorporated by reference in this prospectus and registration statement by reference to the Current Report on Form 8-K/A, filed with the SEC on January 17, 2008, have been so incorporated in reliance on the report of Brown Smith Wallace, LLC, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Copies of the documents we file with the SEC can be read at the SEC’s public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facility.

We have filed this prospectus with the SEC as part of a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s web site.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus some of the documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed or may file the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008;

•	Our Current Reports on Form 8-K filed with the SEC on January 8, 2008, January 18, 2008, May 21, 2008 and July 28, 2008;

•	Our Current Report on Form 8-K/A filed with the SEC on January 17, 2008 relating to the audited financial statements of Alliance for Community Health LLC d/b/a Mercy CarePlus (“Mercy CarePlus”) for the fiscal year ended December 31, 2006, the unaudited financial statements of Mercy CarePlus for the nine month periods ended September 30, 2007 and 2006, and the unaudited pro forma condensed financial information as of September 30, 2007 giving pro forma effect to our acquisition of Mercy CarePlus;

•	All documents filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination of the offering; and

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 25, 2003, including any amendments or reports filed to update such information.

We are not, however, incorporating by reference any documents, or portions of documents, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 and 7.01 of Form 8-K.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person, including any beneficial holder, who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: 200 Oceangate, Suite 100, Long Beach, California 90802, Attention: Investor Relations, (562) 435-3666.

4,000,000 Shares

Molina Healthcare, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

J.P. Morgan

UBS Investment Bank

Mitsubishi UFJ Securities

Stifel Nicolaus Weisel

August   , 2010